UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CALIFORNIA RESOURCES CORPORATION

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California resources corporation 2020 proxy report and notice of annual meeting

Letter to Shareholders from the Chairman of the Board

Dear Shareholders,

California Resources Corporation (“CRC”) celebrated its fifth anniversary in late 2019, and the Board of Directors (the “Board”) applauds the progress CRC has made in developing a stronger company through improved governance, consistent performance and a culture built on its entrepreneurial spirit.  Our experienced management team has instilled the Company’s core values of Character, Responsibility and Commitment to drive performance.  The Board plays an active role in fostering CRC’s governance policies, aligning compensation with performance and promoting the robustness of CRC’s strategy amidst volatility in commodity markets.  The value-driven approach of CRC’s executive leadership continues to enable us to capture value through our broad portfolio of assets and create effective capital allocation through the commodity cycle.

As we reflect on the accomplishments of our first five years as an independent company, the Board remains committed to leading governance policies.  When CRC was spun off from its former parent in 2014, our governance reflected that of a new public company in a cyclical sector.  Certain criteria were put in place at the outset, like separation of Chairman and CEO roles, an independent lead director and a majority of the Board being independent, while other key governance items were allowed to mature with the Company.  During my tenure and consistent with feedback from our shareholders, we have enhanced our governance profile, including moving away from a classified Board to an annual election of directors, introducing a majority voting standard for directors and instituting a more rigorous overboarding policy.

When we have had an opportunity for Board refreshment as a result of a director’s departure, we have thoughtfully sought replacements to broaden the Board’s knowledge and expertise as we continue to attract and maintain the most effective mix of Board talent. We regularly engage in a review process to evaluate desired skill sets that strengthen governance, promote diversity of thought and align with the evolving demands of our business.  Today, we believe our Board’s experience in the energy industry, as well as in financial services, accounting, real estate, human resources and organizational disciplines, is well-suited for the many challenges that face CRC beyond challenges typically faced in the energy sector.  Every year, we aim to improve shareholder outreach to obtain feedback on our governance and compensation practices.  The Board has utilized this feedback from shareholders to align a greater portion of executive compensation to shareholder returns, focus annual incentives on key measurable quantitative metrics and provide more detailed disclosure on the annual incentive payouts.  We continue to focus management’s compensation on the actions that we feel will create long-term value, including further balance sheet strengthening, using a VCI metric for disciplined capital allocation, healthy EBITDAX generation, delivering excellent health, safety and environmental (HSE) performance and advancing sustainability projects that align with the State of California.

Although we’ve enhanced our governance and shareholder outreach in many ways, we have not been successful in obtaining shareholder approval on all the governance items that we have recommended to shareholders for adoption.  For the past two years, we have recommended replacing our super majority voting provisions with majority vote requirements.  Following two years of these shareholder proposals failing to garner the support of anywhere near the 75% of the outstanding shares required for approval, we have removed the proposals from the ballot this year.  This decision was made by the Board after garnering shareholder feedback on this and other governance issues.  We expect to revisit this proposal again in the relatively near term, particularly if we see shifts in our shareholder base to more institutional ownership that we believe would increase the likelihood of our obtaining the approval of the requisite 75% of the outstanding shares.

We proudly operate critical energy infrastructure in California, the world’s fifth largest economy, under the most comprehensive and stringent oil and gas regulations.  Hence our executive compensation metrics reflect the importance of this responsibility to address Californians’ energy needs and challenges in a manner that aims to meet community expectations.  One of our most important achievements in 2019 was our health and safety record: CRC had zero recordable employee workplace injuries. On a combined basis, including contractors, we had an impressive injury and illness incidence rate (IIR) of 0.34 per 200,000 hours worked, which is better than safety statistics in the insurance and finance sectors according to the latest data available from the U.S. Bureau of Labor Statistics.  For comparison, the average IIR for all employers in the U.S. in 2018 was 3.1, an injury rate nine times higher than what CRC’s workforce achieved.

Management has also been effectively progressing towards the Board’s four 2030 Sustainability Goals, which include specific quantitative targets for water recycling, reduction of methane emissions, integrating renewable power in our operations and carbon capture and sequestration.  These goals align directly with those of the State of California and are measured against a 2013 baseline, the year before CRC launched.  CRC has surpassed its methane target with a 60-percent reduction in methane emissions since 2013 and is almost halfway to its water target of a 30-percent increase in its water recycling volume.  In 2019, CRC designed two 2-MW solar projects, and initiated solar projects that would provide up to an additional 40 MW at multiple CRC fields.  CRC commenced a front-end engineering and design study on carbon capture at Elk Hills, one of nine such projects in the U.S. that received financial support from the U.S. Department of Energy in 2019.  We were also quite pleased to receive validation of our sustainability efforts by receiving an A- from CDP (formerly known as the Carbon Disclosure Project) for our 2019 climate disclosure, scoring at CDP’s Leadership Level. CRC received the highest ranking among all U.S. oil and gas companies, tying for first with one other U.S.-based E&P company. This recognition highlights CRC’s differentiated value as a California E&P and the company’s ongoing commitment to provide sustainable, safe and reliable energy solutions for Californians.

We are focused on fostering diversity across the organization, including in the composition of our Board and management, as well as in recruiting and developing a workforce that reflects the diversity of the communities where we operate.  We believe that CRC’s culture has progressed significantly in the past five years, from that of its former multi-national parent, to an engaged and entrepreneurial culture grounded in the company’s core values and focused on delivering local solutions to meet the needs of Californians.  CRC’s strong culture of service empowers employees to champion the communities they live and work in and supports them in leading our community outreach.  CRC’s work with community groups focuses on supporting diverse members of the community including working families of all ethnic groups, with an emphasis on veterans and women, as well as public health and safety and fostering science, technology, engineering and mathematics (STEM) education and workforce development.  The Board frequently receives company-wide employee feedback that aids in providing insight into the company’s culture, managerial effectiveness and diversity.  Our employees embrace the entrepreneurial “One CRC” mindset that promotes innovative thinking, increased collaboration and accountability and a focus on process improvements in everything we do. We are proud of our track record in pursuing opportunities to improve the lives of Californians and managing the risks of the business with a keen focus on Environmental, Social and Governance attributes that align well with the State of California, our employees and our investors.  The Board will carry this active oversight forward in 2020 and beyond as we guide management as they continue to strengthen the balance sheet, capture the full value of our robust portfolio and promote effective capital allocation.

The Board and I are pleased with the tremendous progress CRC has made over the past five years as we’ve worked to become a stronger independent company.  As we enter a new decade, we are focused on delivering value for shareholders by strengthening our balance sheet, effectively allocating human and financial capital and continuously improving our already strong operational and HSE performance.

Regards,

William E. Albrecht

Chairman of the Board

California Resources Corporation

PLEASE NOTE:  This letter and the Proxy Statement contain forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects.  For a discussion of these risks and uncertainties, please refer to the “Risk Factors” and “Forward-Looking Statements” described in our Annual Report on Form 10-K.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will” or “would” and similar words that reflect the prospective nature of events or outcomes typically identify forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, except as required by applicable law.

We have included in this letter and the Proxy Statement certain voluntary disclosures regarding our Sustainability Goals, Sustainability Reports and related matters because we believe these matters are of interest to our investors; however, we do not believe these disclosures are “material” as that concept is defined by or construed in accordance with the securities laws or any other laws of the U.S. or any other jurisdiction, or as that concept is used in the context of financial statements and financial reporting.  These disclosures speak only as of the date on which they are made, and we undertake no obligation to correct or update such disclosures, whether as a result of new information, future events or otherwise, except as required by applicable law.

27200 Tourney Road, Suite 200 | Santa Clarita | California 91355

Notice of the 2020 Annual Meeting of Stockholders

Meeting Date:	May 6, 2020

Meeting Time:	11:00 a.m., local time

Location:	Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301

Record Date:	March 9, 2020

Purposes of the 2020 annual meeting of stockholders:

(1)	To elect the nine director nominees named in this proxy statement, each to a one-year term;
(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
(3)	To hold an advisory vote to approve named executive officer compensation.

Information relevant to these matters is set forth in the accompanying proxy statement.

The close of business on March 9, 2020 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only our stockholders or their legal proxy holders as of the record date or our invited guests may attend the annual meeting in person.

We intend to hold the annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our annual meeting website at http://www.astproxyportal.com/ast/20758/ for updated information. If you are planning to attend our meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Beginning on March 24, 2020, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.

By Order of the Board of Directors,

Michael L. Preston

Senior Executive Vice President, Chief Administrative Officer and General Counsel
Corporate Secretary

IMPORTANT VOTING INFORMATION

If you owned shares of our common stock at the close of business on March 9, 2020, you are entitled to one vote per share upon each matter presented at our 2020 annual meeting of stockholders to be held on May 6, 2020. In order for stockholders whose shares were held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) as of March 9, 2020 to attend the 2020 annual meeting, they will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote in person at the annual meeting.

If you hold shares in “street name,” unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet, your broker is only permitted to vote on your behalf on ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020, and may not vote on the election of directors and other matters to be considered at the annual meeting. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the annual meeting.

YOUR VOTE IS IMPORTANT

Your vote is important. Our Board of Directors strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.

QUESTIONS

If you have any questions about the proxy voting process, and you own shares that are registered in your own name, please contact AST Shareholder Services at (866) 659-2647 or (718) 921-8124. If you have any questions about the proxy voting process, and your shares are held in “street name,” please contact the broker, bank or other nominee where you hold your shares. The Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. You also may contact our Investor Relations Department by phone at (818) 661-6010 or by e-mail at IR@crc.com.

ATTENDING THE ANNUAL MEETING IN PERSON

Only stockholders of record or their legal proxy holders as of March 9, 2020 or our invited guests may attend the annual meeting in person. If you plan to attend the annual meeting in person, you must present a valid form of government-issued photo identification, such as a driver’s license or passport. In addition to such personal identification, you will need an admission ticket or proof of ownership of CRC stock as of the record date to enter the annual meeting. If your shares are registered in your name, you will find an admission ticket attached to the notice regarding the Internet availability of proxy materials or the proxy card sent to you. If your shares are held in street name with a broker, bank or other nominee, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date for the meeting, and will need to obtain a proxy from your broker, bank or other nominee if you wish to vote in person at the annual meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING

TO BE HELD ON MAY 6, 2020

The Notice of the 2020 Annual Meeting of Stockholders, the Proxy Statement for the 2020 Annual Meeting of Stockholders and the 2019 Annual Report to Stockholders (which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2019) of California Resources Corporation are available at http://www.astproxyportal.com/ast/20758/.

2020 PROXY STATEMENT

TABLE OF CONTENTS

CALIFORNIA RESOURCES CORPORATION    i

2020 PROXY STATEMENT

Proxy Statement Summary

Proxy Statement Summary

This summary highlights information contained in the proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.  California Resources Corporation, together with its subsidiaries, is referred to herein as “we,” “our,” “us,” the “Company” or “CRC.”  The 2020 annual meeting of stockholders described below is referred to herein as the “Annual Meeting.”

2020 Annual Meeting of Stockholders

Date:	May 6, 2020

Time:	11:00 a.m., local time

Place:	Bakersfield Marriott at the Convention Center
801 Truxtun Avenue, Bakersfield, California 93301

Record Date:	March 9, 2020

We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our Annual Meeting website at http://www.astproxyportal.com/ast/20758/ for updated information. If you are planning to attend our meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Agenda and the Board’s Recommendation on Voting Matters

The following table summarizes the items that will be brought for a vote of our stockholders at the annual meeting, along with the recommendation of our Board of Directors as to how stockholders should vote on each item.

Agenda Item		Description	Board’s Recommendation
1.	Proposal 1	Election of the nine director nominees named in this proxy statement each for a one-year term	FOR
2.	Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020	FOR
3.	Proposal 3	Advisory vote to approve named executive officer compensation	FOR

Voting: Stockholders as of the record date are entitled to vote. Each share of common stock entitles its holder to one vote for each director nominee and one vote for each of the proposals to be voted on.

CALIFORNIA RESOURCES CORPORATION    1

2020 PROXY STATEMENT

Proxy Statement Summary

Directors

The Board of Directors is comprised of nine independent directors, including our Chairman, plus our President and Chief Executive Officer (“CEO”). The following table provides summary information about each director and whether the Board of Directors considers each director to be independent under the New York Stock Exchange’s (“NYSE”) independence standards. We have adopted majority voting with respect to the uncontested election of directors to the Board of Directors. See “Required Vote and Method of Counting–Majority Voting for Directors” below.

				Director	Committees
Director	Positions	Age	Independent	Since	Audit	Compensation	Sustainability	Governance
William E. Albrecht	Chairman	68	Yes	2014
Justin A. Gannon		70	Yes	2014	Chair	●
Harold M. Korell *	Lead Independent Director	75	Yes	2014			●	●
Harry T. McMahon		66	Yes	2017	●	Chair
Richard W. Moncrief		77	Yes	2014	●		Chair
Avedick B. Poladian		68	Yes	2014		●		●
Anita M. Powers		64	Yes	2017			●
Laurie A. Siegel		64	Yes	2018	●	●
Robert V. Sinnott		70	Yes	2014				Chair
Todd A. Stevens	President & CEO	53	No	2014

* Mr. Korell is not standing for reelection, and his term will expire at the 2020 Annual Meeting.

Corporate Governance Highlights

✓	Majority vote standard. Our Bylaws provide that each director must be elected by a majority of votes cast, not a plurality, in uncontested elections.
✓	Anti-Hedging and Anti-Pledging Policy. The Board expanded our Insider Trading Policy to specifically address the hedging or pledging of our securities.
✓

Overboarding Policy. The Board implemented a policy to restrict directors who are currently sitting CEOs of public companies from serving on more than two other public company boards without approval, subject to a related company analysis, as applicable.

✓	Clawback Policy. The Board adopted a comprehensive, standalone policy that covers cash, equity, equity-based and other awards under our incentive compensation programs.
✓	Board is not classified. Our directors are elected on an annual basis.
✓	Separate Chairman of the Board and CEO.
✓	9 out of 10 Board members are independent. The Board has determined 9 out of 10 Board members are independent within the meaning of NYSE listing standards.
✓

Independent Board committees. Each standing committee is made up of independent directors. Each standing committee operates under a written charter that has been approved by the Board and is available to stockholders.

✓	Each committee has the authority to retain independent advisors.
✓	Frequent executive sessions of independent directors. In 2019, the independent directors held executive sessions on the day of all regularly scheduled Board meetings.
✓	No stockholder rights plan (“poison pill”) in effect.
✓	Director evaluation process. Each year, each of the Board committees and the full Board of Directors undertakes a self-assessment of its performance.
✓	CEO and management evaluation process. The Board of Directors conducts an annual performance review of management, including the CEO, and periodically reviews succession planning for the CEO.

CALIFORNIA RESOURCES CORPORATION    2

2020 PROXY STATEMENT

Proxy Statement Summary

Business Performance Highlights

In 2019, our management team delivered significant accomplishments against our strategic priorities which the Compensation Committee considered as part of its review of management’s performance for compensation purposes.

2019 Strategic Priorities	Performance on Strategic Priorities

Use our Value Creation Index (“VCI”)(1) metric to maintain disciplined, consistent and effective capital allocation

>    Invested $612 million, including over $200 million of development joint venture (“JV”) capital, to strategically maximize future resource expansion and enhance free cash flow generation. Our 2019 capital program provided VCIs(1) above our 1.3 threshold.

>    Replaced over 111%(2) of reserves with an organic finding and development (“F&D”) cost of $8.75(2) per BOE.

>    Following our acquisition of the remaining interests in our flagship Elk Hills asset in 2018, CRC entered into a development JV with Alpine Energy Capital, LLC (“Alpine”) to bring reserves and cash flow forward which allowed us to strategically manage our internal capital allocation while supporting the delivery of $269 million of free cash flow, after internally funded capital.(3)

Optimize operations to further enhance margins through efficiencies, technology and organizational synergies

>    Annual adjusted EBITDAX margin(4) increased for the third year in a row while production costs decreased from 2018.

>    Transitioned to a new organizational structure lowering overhead costs and reducing headcount, leading to lower cash costs and improved operating margins.

>    Consolidated Bakersfield area employees into CRC Plaza in line with our “One CRC” approach, increasing employee communication and cross functional synergies while lowering our overall lease and maintenance costs.

Strengthen our balance sheet

>    Reduced leverage ratio(5) from 4.7x at year-end 2018 to 4.3x at year-end 2019.

>    Opportunistically repurchased $252 million in face value of Second Lien debt in 2019, at an average discount of 38 percent, bringing total Second Lien debt repurchases to approximately $435 million of face value, as of December 31, 2019.

>    Monetized a 50% working interest in portions of our Lost Hills field to reduce debt and improve our credit position.

>    Secured a credit agreement amendment to provide additional future flexibility in connection with potential royalty transactions.

CALIFORNIA RESOURCES CORPORATION    3

2020 PROXY STATEMENT

Proxy Statement Summary

2019 Strategic Priorities	Performance on Strategic Priorities

Promote workplace diversity and maintain exceptional global sector leading safety, environmental and sustainability practices

>    Achieved record safety performance in our operations with zero recordable employee workplace injuries and received 22 National Safety Council awards.  Our 2019 injury and illness incidence rate (IIR) of 0.34 per 200,000 employee and contractor hours set a new CRC record and was 62% better than the crude oil and natural gas extraction sector’s average of 0.9 for 2018.

>    Attained CDP’s highest 2019 climate disclosure ranking among all U.S. oil and gas companies with an A-, tying for first with one other U.S.-based E&P.

>    Supplied a CRC record 5.35 billion gallons of reclaimed water to agricultural water districts, upholding our important role as a net water supplier in California.

>    Achieved our 2019 quantitative health, safety and environmental (“HSE”) metrics and continued to advance specific projects that position us to meet our 2030 Sustainability Goals, including surpassing our 2030 methane emission reduction goal and making significant progress on water recycling, renewables integration and carbon capture and sequestration goals.

>    Launched CRC’s Intrepid Women’s Leadership Program to promote women’s professional development and leadership. Sponsored a variety of scholarship, internship and training programs and developed targeted programs to diversify and expand our current workforce and future candidates, including students from disadvantaged communities.

(1)

We use a VCI metric for project selection and capital allocation across our portfolio of opportunities. We calculate VCI for each of our projects by dividing the net present value of the project’s expected pre-tax cash flow over its life by the present value of the investments, each using a 10% discount rate.

(2)	See Annex A for CRC’s calculation of the non-GAAP measures of reserve replacement ratio and F&D costs.
(3)	See Annex A for how CRC calculates the non-GAAP measure of free cash flow, after internally funded capital.
(4)	See Annex A for CRC’s calculation of the non-GAAP measure of adjusted EBITDAX and adjusted EBITDAX margin.
(5)	CRC calculated the leverage ratio by dividing the face value of its total long-term debt by the last twelve months adjusted EBITDAX.

Compensation Program Highlights

CRC’s stock price performance in 2019 continued to be very volatile, ending the year at depressed levels, driven in large part by the highly leveraged balance sheet our management team inherited from Occidental Petroleum Corporation (“Occidental”) at our Spin-off from Occidental (the “Spin-off”), and the performance continued to impact the realizable compensation for our named executive officers. For 2019, our Compensation Committee continued the alignment of the long-term compensation to stockholder returns by granting entirely share-based long-term incentive awards.

CALIFORNIA RESOURCES CORPORATION    4

2020 PROXY STATEMENT

Proxy Statement Summary

2019 Compensation Actions

In the first quarter of 2019, based on feedback received from stockholder outreach, the Compensation Committee took the following actions:

•	Reduced the number of metrics under the annual incentive awards to provide greater focus on key objectives.
•	Set the performance targets under the annual incentive awards at more rigorous levels than the prior year.
•	Changed the performance criteria under the long-term performance-based award to be based 50% on the three-year average VCI and 50% on three-year relative total shareholder return (“TSR”).

Compensation Program Practices

Our executive compensation program is designed to motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, appropriately balancing risk versus potential reward. It is well designed, incorporating best practices, and is governed by an engaged Compensation Committee. Our annual incentive awards and long-term incentive plans are performance-based and are intended to align with the long-term best interests of stockholders and retain our highly experienced, high-performing management team.

The Compensation Committee has engaged in best practices to align executive pay with Company performance and to ensure good governance in the following ways:

WHAT WE DO We pay for performance. A significant portion of the compensation of our named executive officers is directly linked to the Company’s performance, by way of a compensation structure that includes performance-based annual and long-term incentive awards. We are stockholder-aligned. Annual and long-term incentive awards are based on performance measures that are aligned with the creation of value for our stockholders. A majority of the outstanding long-term incentive awards for our named executive officers are stock-based.  We have “double trigger” change in control provisions. Our change in control arrangements for named executive officers require both the occurrence of a change in control event and termination of employment before applicable vesting of awards occurs. We provide market-competitive compensation. Our compensation program is competitive within our industry and recognizes evolving governance practices, which allows us to attract and retain key talent. We have stock ownership requirements. We maintain stock ownership guidelines which require our named executive officers and directors to have meaningful stock ownership in the Company. We have a clawback policy. Our Compensation Recoupment and Clawback Policy allows the Company to require reimbursement of incentive compensation in certain circumstances. We seek independent advice. The Compensation Committee retains an independent advisor to review executive compensation and provide advice to the Compensation Committee.

CALIFORNIA RESOURCES CORPORATION    5

2020 PROXY STATEMENT

Proxy Statement Summary

WHAT WE DON’T DO We do not have individual employment agreements. We do not have employment agreements with any of our named executive officers. We do not allow hedging or pledging. Our Insider Trading Policy prohibits certain transactions involving our stock, including hedging and pledging. We do no allow the repricing of stock options. Our equity incentive plan prohibits the repricing or backdating of stock options. We do not offer enhanced retirement benefits. Our nonqualified defined compensation plan provides restorative, but not enhanced, retirement benefits for executives. We do no encourage excessive risk or inappropriate risk taking through our incentive programs. Our plans do not motivate executives or inappropriate risk for the Company.

WHAT WE DON’T DO We do not have individual employment agreements. We do not have employment agreements with any of our named executive officers. We do not allow hedging or pledging. Our Insider Trading Policy prohibits certain transactions involving our stock, including hedging and pledging. We do not allow the repricing of stock options. Our equity incentive plan prohibits the repricing or backdating of stock options. We do not offer enhanced retirement benefits. Our nonqualified defined compensation plan provides restorative, but not enhanced, retirement benefits for executives. We do not encourage excessive risk or inappropriate risk taking through our incentive programs. Our plans do not motivate executives to engage in activities that create excessive or inappropriate risk for the Company.

CALIFORNIA RESOURCES CORPORATION    6

2020 PROXY STATEMENT

Board of Directors and Corporate Governance

Board of Directors and Corporate Governance

Our Board of Directors

Our Board of Directors has nominated nine directors for election at the 2020 Annual Meeting. All of our nominees currently serve as CRC directors.  Each nominee has agreed to serve another term, if elected.

After serving on our Board since our Spin-off, Mr. Korell will not be standing for reelection to the Board of Directors this year.  This decision is not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.  As a result, Mr. Korell’s term will expire at the 2020 Annual Meeting, at which time the size of the Board of Directors will be reduced from ten to nine directors.

Our Board exhibits an effective mix of diversity, perspective, skills and experience.

INDEPENDENCE 10% 90% independent non-independent GENDER 20% 80% male female AGE 10% 40% 50% 50s 60s 70s

Independence 10% non-independent 90% independent Gender 20% female 80% male AGE 10% 50s 50% 60s 40% 70s

Set forth below is a chart that summarizes the core competencies of our Board, and biographical information regarding each of our directors as well as the specific experience, qualifications, attributes and skills that led to the conclusion that such individual should serve as director. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any person was selected as a director or an executive officer.

Director Skills and Qualifications

CEO Experience	●	●	●	●				4 of 10

Corporate Governance Expertise	●	●	●	●	●	●	●	7 of 10

Engineering/Geological Background	●	●	●	●	●			5 of 10

Financial/Capital Markets Expertise	●	●	●	●	●			5 of 10

Oil and Gas Industry Experience	●	●	●	●	●	●	●	7 of 10

Risk Management Expertise	●	●	●	●	●			5 of 10

CALIFORNIA RESOURCES CORPORATION    7

2020 PROXY STATEMENT

Board of Directors and Corporate Governance

William E. Albrecht Chairman Director since: 2014 Age: 68	• Former VP at Occidental • 39+ years’ experience in domestic oil and gas • Director of Halliburton Co., Valaris plc and Laredo Petroleum, Inc.

Mr. Albrecht has served on the Board of Directors of CRC since 2014. He was appointed as Chairman of the Board in 2016. He served as Executive Chairman of the Board of Directors from 2014 to 2016. Mr. Albrecht served as Vice President of Occidental from 2008 to 2014 and as President, Oxy Oil & Gas, Americas from 2012 to 2014. Mr. Albrecht also served as President—Oxy Oil & Gas, USA from 2008 to 2012. During his tenure with Occidental, Mr. Albrecht had managerial oversight over its upstream assets. Mr. Albrecht has more than 40 years of experience in the domestic oil and gas industry, having previously served as an executive officer for domestic energy producer EOG Resources, and as a petroleum engineer for Tenneco Oil Company. Since 2015, Mr. Albrecht has served on the board of directors of Valaris plc (formerly the Rowan Companies, plc), an international offshore drilling contractor providing jackups and drill ships for the offshore drilling industry. Mr. Albrecht is a member of its Compensation Committee and Nominating, Governance and Sustainability Committee, and is its Lead Independent Director. Since 2016, Mr. Albrecht has served on the board of directors of Halliburton Co. and is a member of its Compensation Committee and Health, Safety and Environment Committee. Since February 2020, Mr. Albrecht has served on the board of directors of Laredo Petroleum, Inc. and is a member of its Compensation Committee and its Nominating and Corporate Governance Committee.  Mr. Albrecht holds a Master of Science degree from the University of Southern California and a Bachelor of Science degree from the United States Military Academy. Mr. Albrecht is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, and has completed NACD’s comprehensive program of study for directors and corporate governance professionals.

Skills and Qualifications

Mr. Albrecht brings extensive managerial and operational experience in the upstream domestic and international energy business to the Board of Directors. He also has a deep knowledge of our assets that gives the Board a valuable perspective on the specific strengths and challenges associated with our operations. Mr. Albrecht brings broad experience in proactively engaging with regulatory agencies, communities, and other stakeholders that makes him a valuable member of our Board of Directors.

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Justin A. Gannon Director since: 2014 Age: 70	• Former executive at Grant Thornton • Audit Partner at Arthur Andersen for 21 years • Director of CrossAmerica Partners

•   Chairman of the Audit Committee

•   Member of the Compensation Committee

Mr. Gannon has served on the Board of Directors of CRC since 2014. Since 2013, Mr. Gannon has acted as an independent consultant and private investor. From 2003 to 2013, Mr. Gannon served in various roles at Grant Thornton LLP, an independent audit, tax and advisory firm, including as National Leader of Merger and Acquisition Development from 2011 to 2013, Central Region Managing Partner from 2010 to 2011, Office Managing Partner in Houston, Texas from 2007 to 2011 and Office Managing Partner in Kansas City, Missouri from 2004 to 2007. From 1971 to 2002, Mr. Gannon worked at Arthur Andersen LLP, including as an Audit Partner for 21 years. Mr. Gannon is also a Director, Chairman of the Audit Committee and Member of the Conflicts Committee of the general partner of CrossAmerica Partners LP, a publicly-traded master limited partnership engaged in motor fuels distribution. He served as a member of the board of directors and as audit committee chairman for Vantage Energy Acquisition Company from April 2017 until its liquidation in April 2019. Mr. Gannon is a former chairman of the Board of Directors of American Red Cross chapters in the Tulsa, Oklahoma and San Antonio, Texas areas. He received a Bachelor of Science degree in Accounting from Loyola Marymount University and is a Certified Public Accountant in Texas (active) and California (inactive).

Skills and Qualifications

Mr. Gannon’s more than four decades in financial accounting practice and his private investment experience give him deep insight into financial analysis and management. His experience is especially valuable to the Board because of the extent to which his clients were involved in oil and gas upstream exploration and production. His financial acumen enables Mr. Gannon to guide the Board in its fiscal and strategic oversight of CRC.

Harold M. Korell Lead Independent Director Director since: 2014 Age: 75 Not Standing for Reelection	• Former Chairman of Southwestern Energy Company • Former CEO of Southwestern Energy Company

•   Member of the Nominating and Governance Committee

•   Member of the Sustainability Committee

Mr. Korell has served on the Board of Directors of CRC and as Lead Independent Director since 2014. From 2002 through 2014, Mr. Korell served as the Chairman of the Board of Southwestern Energy Company, an independent energy company engaged in natural gas and oil exploration, development and production. From

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2009 to 2010, he served as Southwestern’s Executive Chairman and, from 1999 to 2009, as its Chief Executive Officer. From 1997 to 2009, Mr. Korell served in various other roles at Southwestern, including President and Executive Vice President and Chief Operating Officer. Prior to his tenure at Southwestern, Mr. Korell was Senior Vice President—Operations of American Exploration Company, Executive Vice President of McCormick Resources, held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production, and held various positions with Mobil Corporation. He is a member of the Society of Petroleum Engineers and, through 2010, served as a Board Member for the Independent Petroleum Association of America and the American Exploration & Production Council and as a Board Member and Executive Committee Member for America’s Natural Gas Alliance. He also serves on the Board of Governors at the Colorado School of Mines and is a Trustee Emeritus at the Baylor College of Medicine. Mr. Korell holds a degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.

Skills and Qualifications

Mr. Korell’s experience over five decades in the oil and gas industry gives him a broad understanding of the upstream oil and gas business as well as the midstream and public utility businesses. Mr. Korell’s leadership during a time of dramatic expansion for his company provides valuable insights into strategic and operational, corporate and governance matters. In addition, Mr. Korell provides a deep understanding of our assets due to his involvement with a number of them early in his career that lend specific knowledge and understanding to Board discussions.

Harry T. McMahon Director since: 2017 Age: 66	• Former Executive Vice Chairman for Bank of America Merrill Lynch • Senior Advisor to G100 Network • Director of Parsons Corporation

•   Member of the Audit Committee

•   Chairman of the Compensation Committee

Mr. McMahon has served on the Board of Directors of CRC since 2017. Since 2015 he has been a Senior Advisor to the G100 Network, a Leadership Advisory Consortium focused on CEO and Board Development. From 1983 to 2015, Mr. McMahon served in various positions for Bank of America Merrill Lynch including, most recently, as Executive Vice Chairman (the firm's first following the merger of Merrill Lynch and Bank of America). His other roles included service as Vice Chairman and Co-Head of Global Corporate Finance of Merrill Lynch and over 25 years running Investment Banking for the firm's Western Region. During his career Mr. McMahon advised on more than 400 transactions. Mr. McMahon is a director of Parsons Corporation, a digitally enabled solutions provider and a global leader in many diversified markets with a focus on security, defense and infrastructure, and is a member of its Audit and Compensation committees. Mr. McMahon also serves as a trustee of Claremont McKenna College. Mr. McMahon received a Master of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from Claremont McKenna College.

Skills and Qualifications

Mr. McMahon's over three decades of investment banking experience provides the Board with deep insight into financial structuring matters and fashioning innovative strategic solutions. His senior managerial roles, including as Executive Vice Chairman of one of the nation's largest banks and as Senior Advisor to the G100 Network, also give him valuable perspectives on maintaining ties between boards and management.

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Richard W. Moncrief Director since: 2014 Age: 77	• CEO of Moncrief Oil International • Extensive experience in the upstream oil and gas industry

•   Chairman of the Sustainability Committee

•   Member of the Audit Committee

Mr. Moncrief has served on the Board of Directors of CRC since 2014. Mr. Moncrief has been a principal in Moncrief Oil International, Inc., an oil and gas exploration and production company with headquarters in Fort Worth, Texas, since founding the company in 1970. He currently serves as its Chief Executive Officer. Moncrief Oil participates in U.S. and international oil and gas exploration and production. Mr. Moncrief also serves on the boards of trustees for the Amon Carter Museum and the University of Texas Development Board. He holds a Bachelor of Science degree in Petroleum Engineering and is a Distinguished Graduate of the School of Engineering of the University of Texas.

Skills and Qualifications

Mr. Moncrief’s extensive experience as the head of a large private upstream oil and gas exploration company allows him to bring an in-depth understanding of key industry issues to the Board of Directors. His leadership experience at Moncrief Oil provides him with strategic and management insights from which CRC benefits. Mr. Moncrief offers entrepreneurial expertise forged over years in the business of oil and gas exploration.

Avedick B. Poladian Director since: 2014 Age: 68	• Former COO and EVP of Lowe Enterprises • Former Partner at Arthur Andersen • Director of Occidental and Public Storage

•   Member of the Compensation Committee

•   Member of the Nominating and Governance Committee

Mr. Poladian has served on the Board of Directors of CRC since 2014. From 2006 to 2016, Mr. Poladian served as Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc., a diversified national real estate company active in commercial, residential and hospitality property investment, management and development. Mr. Poladian previously served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Lowe from 2003 to 2006. Mr. Poladian was with Arthur Andersen LLP from 1974 to 2002, most recently as a Partner, and is a Certified Public Accountant (inactive). He is a past member of the Young Presidents Organization, the Chief Executive Organization, the California Society of CPAs and the American Institute of CPAs. Mr. Poladian is a director emeritus of the YMCA of Metropolitan Los Angeles, a member of the Board of Councilors of the USC Sol Price School of Policy, a member of the Board of Advisors of the Ronald Reagan UCLA Medical Center, and a former Trustee of Loyola Marymount

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University. He serves as a director and on the Audit Committees of funds managed by Western Asset Management Funds. He is also a member of the Board of Trustees of Public Storage where he is the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Poladian also serves as a director of Occidental Petroleum Corporation where he is a member of the Corporate Governance and Nominating Committee and Chair of the Audit Committee. He previously served as a director of California Pizza Kitchen.

Skills and Qualifications

Mr. Poladian’s service in a senior management position at one of the world’s largest accounting firms, combined with his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company, gives Mr. Poladian deep knowledge of key business issues, including personnel and asset utilization. He also provides insight into all aspects of fiscal management. Through his work on the boards of various entities, Mr. Poladian has garnered valuable insight into our business and corporate governance generally.

Anita M. Powers Director since: 2017 Age: 64	• Former EVP Worldwide Exploration of Occidental Oil and Gas • Director of EQT Corporation • Senior Geoscientist

•   Member of the Sustainability Committee

Ms. Powers was appointed to the Board of Directors in 2017. Ms. Powers retired from Occidental Petroleum Corporation in January 2017 after more than 30 years of service at Occidental. Prior to her retirement, Ms. Powers served since 2009 as Executive Vice President of Worldwide Exploration for Occidental Oil and Gas Corporation and as Vice President of parent Occidental Petroleum Corporation. From 2006 to 2009, Ms. Powers served as Vice President of Worldwide Exploration. Prior to 2006, Ms. Powers served as Director of Worldwide Geoscience, Vice President of Exploration in Colombia and Chief Exploration Geologist for Worldwide Exploration. Ms. Powers serves as a director of EQT Corporation. Ms. Powers holds a Bachelor of Science degree in Geology with high honors from Texas A&M University.

Skills and Qualifications

Ms. Powers brings over 36 years of experience in the oil and gas industry to CRC’s Board. Her expertise as a senior geoscientist working in hydrocarbon provinces around the world and, in particular, her knowledge of California’s geology greatly benefits CRC’s Board. The Board also benefits from her perspective gained from many years of executive management in the industry.

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Laurie A. Siegel Director since: 2018 Age: 64	• President of LAS Advisory Services • Former Senior VP of Tyco International Ltd. • Program Chair of the G100 Talent Consortium

•   Member of the Audit Committee

•   Member of the Compensation Committee

The Board of Directors appointed Ms. Siegel as a director effective as of August 21, 2018. Ms. Siegel is the President of LAS Advisory Services, a firm providing advice to organizations on issues related to talent management, succession planning, organizational capability and culture. From 2003 to 2012, Ms. Siegel served as Senior Vice President of Human Resources and Internal Communications of Tyco International Ltd., a diversified manufacturing and service company. Ms. Siegel had responsibility for rebuilding the leadership team, executing a strategy to restore the confidence of the company's employees and building an HR function with deep expertise in global human resource practices. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources — Specialty Materials and was a principal at Strategic Compensation Associates. Ms. Siegel is currently Program Chair of the G100 Talent Consortium. Ms. Siegel is a director and compensation committee chair of the board of directors of CenturyLink, Inc., a broadband, telecommunications and data hosting company, and FactSet Research Systems Inc., a multinational financial data and software company. She is also a director of private company Scoop Technologies. From 2015 to 2019, she served as a director and compensation committee chair of Volt Information Sciences, a provider of global infrastructure solutions in technology, information services and staffing acquisition. Ms. Siegel has an MBA and a Master’s degree in City and Regional Planning, both from Harvard University, and a Bachelor’s degree from the University of Michigan.

Skills and Qualifications

Ms. Siegel brings to our Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience. Her background provides the

Board with unique insight into various issues including talent management, succession planning, executive compensation and culture.

Robert V. Sinnott Director since: 2014 Age: 70	• Co-Chairman of Kayne Anderson Capital • Director of PAA GP Holdings

•   Chairman of the Nominating and Governance Committee

Mr. Sinnott was appointed to the Board of Directors of CRC in 2014. Mr. Sinnott is Co-Chairman of Kayne Anderson Capital Advisors, L.P., an investment management firm. From 2010 until 2016, he served there as President, Chief Executive Officer and Chief Investment Officer. He also served as a Managing Director there

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from 1992 to 1996 and as its Senior Managing Director from 1996 until assuming the role of Chief Executive Officer in 2010. He is also President of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Sinnott served as a director of Kayne Anderson Energy Development Company from 2006 through 2013. He was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992 and previously held positions with United Energy Resources, a pipeline company, and Bank of America in its oil and gas finance department. Since 1998, Mr. Sinnott has served on the board of PAA GP Holdings LLC and its predecessor entities and currently serves as chairman of its compensation committee. Mr. Sinnott received a Bachelor of Arts degree from the University of Virginia and a Masters of Business Administration from Harvard University.

Skills and Qualifications

As the Co-Chairman of a California-based investment company investing in energy and other areas, Mr. Sinnott brings extensive insight into the oil and gas and financial industries to the CRC Board of Directors. His experience analyzing industry players and managing a multi-billion dollar investment enterprise allows him to provide insight on a broad variety of matters affecting the oil and gas industry generally and the company specifically. He brings deep understanding of and insight into strategic alternatives, industry trends, deal structures and finance.

Todd A. Stevens President & CEO Director since: 2014 Age: 53	• Former VP Corporate Development at Occidental • Former VP California Operations and VP of Acquisitions and Finance at Occidental

Mr. Stevens was appointed President, Chief Executive Officer and a Director of CRC in 2014. Mr. Stevens served as Vice President—Corporate Development of Occidental from 2012 to 2014, as Vice President—California Operations, Oxy Oil & Gas from 2008 to 2012, and as Vice President—Acquisitions and Corporate Finance of Occidental from 2004 to 2012.  He also serves on the board of directors of the Western States Petroleum Association.  Mr. Stevens holds a Master of Business Administration degree from the University of Southern California and a Bachelor of Science degree from the United States Military Academy.

Skills and Qualifications

Our Board of Directors benefits from Mr. Stevens’ deep knowledge of the oil and gas industry and his expertise in strategically evaluating and valuing oil and gas assets that is derived from years of buying and integrating exploration and production assets, many of which we currently own. Mr. Stevens also brings specific insight into the Company’s operations from his significant managerial experience as an executive at Occidental, including his strong experience in allocating capital and managing Occidental’s and our assets. Mr. Stevens’ extensive experience dealing with California’s regulatory environment, agencies and political landscape and his ability to forge strong ties within the state have proven a valuable asset to the Company.

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Board Refreshment and Evaluation

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee is responsible for leading the search for individuals qualified to serve as directors and for recommending to the Board nominees as directors to be presented for election at meetings of the stockholders or of the Board of Directors. Our Nominating and Governance Committee evaluates candidates for nomination to the Board of Directors, including those recommended by stockholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the Annual Meeting.

Director Criteria, Qualifications and Experience

Our Corporate Governance Guidelines contain qualifications that apply to director nominees recommended by our Nominating and Governance Committee. In the event that a vacancy on the Board of Directors arises, the Nominating and Governance Committee will consider and review the candidate’s following qualifications, relevant skills, qualifications and experience:

•	independence under applicable standards;
•	business judgment;
•	service on boards of directors of other companies;
•	personal and professional integrity, including commitment to the Company’s core values;
•	willingness to commit the required time to serve as a Board of Directors member;
•	familiarity with the Company and its industry; and
•	such other matters as the committee deems appropriate.

Board Diversity

The Board recognizes the value of having directors from a wide variety of backgrounds who bring diverse opinions, perspectives, skills, experiences, backgrounds and orientations to its discussions and its decision-making processes. A diverse board enables a more balanced, wide-ranging discussion in the boardroom, and is also important to the Company’s stockholders, its management and employees. For these reasons, the Nominating and Governance Committee also will consider the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors. For its last vacancy, the Board of Directors appointed Ms. Siegel as a director, which further diversified the board.

Board Evaluations and Incumbent Directors

Our Board believes that a robust annual evaluation process is an important part of its governance practices.  For this reason, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board.  The committee distributes written evaluation surveys to each director, and the Chairman of the Board discusses the results of these written surveys with the individual directors. In addition, the Chairman shares the results of the surveys and interviews with the full Board for consideration with respect to director nominees, and Board and committee structure, composition and effectiveness.

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With respect to the reelection of an existing director, the Nominating and Governance Committee will consider the results of the evaluation process and review the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to the Company’s core values;
•	relevant experience, skills, qualifications and contributions that the existing director brings to the Board;
•	independence under applicable standards; and
•	such other matters as the committee deems appropriate.

Board Education

The Board of Directors engages in various activities to obtain additional insight into our business and industry, beneficial perspectives on the performance of the Company, the Board and our management, and on the Company’s strategic direction.  From time to time, the full Board receives presentations from its committees, and internal and external advisors, regarding current topics of interest.  The Company also makes resources available to individual directors, including access to director education from third party providers.

Director Independence Determinations

To qualify as “independent” under the NYSE listing standards, the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. The NYSE independent director criteria include, among other things, that the director not be our employee and not have engaged in various types of business dealings with us.

MAJORITY INDEPENDENT DIRECTORS 10% Non-Independent 90% Independent

MAJORITY INDEPENDENT DIRECTORS 10% Non-Independent 90% Independent

Majority independent directors 20% non-independent 80% independent

The Board of Directors has reviewed all direct or indirect business relationships of which it is aware between each director (including his or her immediate family) and us, including those relationships described under “Related Party Transactions” below, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. Based on this evaluation, the Board of Directors has determined that Messrs. Albrecht, Gannon, Korell, McMahon, Moncrief, Poladian and Sinnott and Mses. Powers and Siegel are independent directors as that term is defined in the listing standards of the NYSE. Mr. Stevens, the President and Chief Executive Officer, is not considered by the Board of Directors to be an independent director because of his current employment with CRC.

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Board Leadership Structure and Committees

Chairman

The Board of Directors’ leadership structure separates the CEO and Chairman of the Board positions. Mr. Stevens currently serves as our President and CEO, and Mr. Albrecht serves as our non-executive Chairman.

The Board of Directors believes that there is no single, generally accepted approach to providing board leadership and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company, as the right leadership structure may vary as circumstances change. The Board of Directors believes it is in the best interest of the Company and its stockholders at this time to have separate CEO and Chairman positions. The Board of Directors has found that this structure enables the CEO to focus on operation of the Company’s business, while the Chairman focuses on leading the Board of Directors in its oversight role.

Lead Independent Director

Mr. Korell has served as Lead Independent Director since December 2014. The responsibilities of the Lead Independent Director include acting as chair at meetings of the Board of Directors when the Chairman is not present, and preparing the agenda and presiding over executive sessions of the non-management directors of the Board of Directors.

Board Meetings and Attendance

During 2019, the Board of Directors held five meetings, and each of the standing committees held the number of meetings included in the description of the committees set forth below. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served that occurred during such directors’ terms in 2019.

Pursuant to our Corporate Governance Guidelines, directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the annual meeting in May 2019.

Executive Sessions of the Board

The Board of Directors intends to hold regularly scheduled meetings of independent directors in executive session without management present in conjunction with each regular board meeting. In addition to these regularly scheduled meetings, executive sessions may be called upon the request of any independent director. In 2019, the Board of Directors held executive sessions on the day of all of the regularly scheduled board meetings.

Committees of the Board

As of the date of this proxy statement, our Board of Directors has four separately designated standing committees. The membership and purposes of each of the committees are described below. Each of the standing committees operates under a written charter adopted by the Board. The Board of Directors and each committee has the power to hire independent legal, financial or other experts and advisors as it may deem necessary, without consulting or obtaining the approval of any officers of the Company in advance.

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Audit Committee

Justin A. Gannon, Chair Harry T. McMahon Richard W. Moncrief Laurie A. Siegel

Our Audit Committee is composed entirely of independent directors pursuant to the applicable standards, including the heightened standards applicable to audit committee members. In addition to regularly scheduled meetings, the committee meets separately in executive sessions with representatives of our independent auditor, our independent reserves audit firms and our internal audit personnel. The Audit Committee approves the appointment and services of the independent auditor and reviews the general scope of audit and audit-related services, matters relating to internal controls and other matters related to accounting and reporting functions. The Audit Committee monitors the integrity of the financial statements of CRC. The committee oversees the Company’s compliance with ethical standards, and reviews material related party transactions. The Board of Directors determined that all of the members of the Audit Committee are financially literate and have accounting or financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors also determined that Mr. Gannon qualifies as an audit committee financial expert under the applicable rules of the Securities Exchange Act of 1934, as amended.

5 Meetings Held in 2019

Compensation Committee

Justin A. Gannon Harry T. McMahon, Chair Avedick B. Poladian Laurie A. Siegel

Our Compensation Committee is composed entirely of independent directors pursuant to the applicable standards, including the heightened standards applicable to compensation committee members. The committee is responsible for (i) determining compensation for our Chief Executive Officer and other executive officers, (ii) overseeing and approving compensation and employee benefit policies, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement, and (iv) overseeing the evaluation of the performance of our executives.

4 Meetings Held in 2019

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Nominating and Governance Committee

Harold M. Korell Avedick B. Poladian Robert V. Sinnott, Chair

The Nominating and Governance Committee is composed entirely of independent directors. The committee makes proposals to the Board of Directors for candidates to be nominated by the Board of Directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating and Governance Committee develops and recommends a set of corporate governance guidelines to our Board of Directors and oversees the evaluation of our Board and its committees. Each year, the Nominating and Governance Committee determines which directors, if any, qualify as independent, disinterested, non-employee or outside directors under applicable standards. The Nominating and Governance Committee periodically reviews the advisability or need for any changes in the Board committee structure, and recommends to the Board the composition of each Board committee.

4 Meetings Held in 2019

Sustainability – Health, Safety, Environment and Community Committee

Harold M. Korell Richard W. Moncrief, Chair Anita M. Powers

Our Sustainability – Health, Safety, Environment and Community Committee (“Sustainability Committee”) is composed entirely of independent directors. The committee reviews and discusses with management the status of strategies, objectives, issues, laws and regulations regarding sustainability; health, safety and environment (“HSE”); and community engagement. It also reviews our policies and programs designed to (i) ensure compliance with applicable HSE laws and regulations, (ii) promote sustainability and conservation of natural resources and (iii) engage proactively with communities.  The committee periodically reports to the Board of Directors with respect to sustainability, HSE and community engagement pertaining to the Company.

4 Meetings Held in 2019

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The Board’s Role in Risk Oversight

Our Company’s management is responsible for the day-to-day management of risks to the Company. The Board of Directors has broad oversight responsibility for our risk management programs.

BOARD OF DIRECTORS  Informed through committee reports and by the President and CEO about known risks to the Company’s strategy and business. Regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each.  COMPENSATION COMMITTEE  Overseas the management of risks relating to the Company’s executive compensation plans and arrangements.  AUDIT COMMITTEE  Oversees financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks, and reviews material related party transactions.  NOMINATING AND GOVERNANCE COMMITTEE  Manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  SUSTAINABILITY COMMITTEE  Responsible for overseeing the management of risks in our Company’s operations relating to health, safety and the environment.

BOARD OF DIRECTORS Informed through committee reports and by the President and CEO about known risks to the Company’s strategy and business. Regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. COMPENSATION COMMITTEE Oversees the management of risk relating to the Company’s executive compensation plans and arrangements. AUDIT COMMITTEE Oversees financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks, and reviews material related party transactions. NOMINATING AND GOVERNANCE COMMITTEE Manages risks associated with the independence of the Board of Directors and potential conflicts of interest. SUSTAINABILITY COMMITTEE Responsible for overseeing the management of risks in the Company’s operations relating to health, safety, the environment, community engagement and sustainable development.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is now, or at any time since the beginning of 2019 has been, employed by or served as an officer of CRC or any of its subsidiaries or had any business relationship requiring disclosure with CRC or any of its subsidiaries. None of our executive officers is now, or at any time has been, since the beginning of 2019, a member of the compensation committee or board of directors of another entity one of whose executive officers has been a member of our Board of Directors or Compensation Committee.

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Communications with Directors

Our Board of Directors welcomes communications from our stockholders and other interested parties. Communications to our Board of Directors, to any committee of our board, or to any director in particular, should be sent to:

Board of Directors, committee name or director’s name, as appropriate

California Resources Corporation

Attention: Corporate Secretary

27200 Tourney Road, Suite 200

Santa Clarita, California 91355

We will forward all correspondence directly to the committee or individual director, as appropriate. Our independent directors approved our process for collecting and organizing stockholder communications to the Board of Directors.

If any stockholder or third party has a complaint or concern regarding accounting, internal controls over financial reporting or audit matters at CRC, they should send their complaint in writing to Mr. Gannon, the Chairman of the Audit Committee, at the address listed above.

Availability of Corporate Governance Documents

We are committed to good corporate governance. In furtherance thereof, the Board of Directors has adopted governance documents to guide the operation and direction of the Board and its committees, which include Corporate Governance Guidelines, a Business Ethics Policy (which applies to all directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer) and charters for the Audit, Compensation, Nominating and Governance and Health, Safety and Environmental Committees. Each of these documents is available on our website (www.crc.com), and stockholders may obtain a printed copy, free of charge, by sending a written request to California Resources Corporation, Attention: Corporate Secretary, 27200 Tourney Road, Suite 200, Santa Clarita, California 91355. We will also promptly post on our website any material amendments to these documents and any waivers from the Business Ethics Policy for our directors and principal executive, financial and accounting officers.

Certain Relationships and Related Transactions

Policies and Procedures

Our Board of Directors adopted written policies regarding related party transactions. We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Corporate Secretary’s office implements procedures to obtain information from the directors and executive officers with respect to related party transactions. The Audit Committee reviews and discusses with management and the independent registered public accounting firm any material related party transactions as defined by, and required to be disclosed under, the rules of the Securities and Exchange Commission (“SEC”) and the NYSE. Agreements that embody transactions that are material in amount or significance are filed with the SEC as required.

Our business ethics and corporate policies prohibit significant conflicts of interest. Any waivers of these policies require approval by the compliance officer, or in the case of conflicts of our executive officers or directors, the Board of Directors. Under our Business Ethics and Corporate Policies, conflicts of interest generally are deemed to occur when private or family interests do not appear impartial, interfere or compete with the interests of our Company.

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Board of Directors and Corporate Governance

We have multiple processes for reporting conflicts of interests and related party transactions. Under our Business Ethics and Corporate Policies, all of our directors and employees are required to report any known or apparent conflict of interest, or potential conflict of interest, to their supervisors, the compliance officer, a member of the corporate compliance committee, our legal counsel, human resources, or the Board of Directors, as appropriate. As part of any review of any conflict of interest, potential conflict of interest or related party transaction, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to us;
•	whether the transaction would impair the judgment of a director or executive officer to act or their ability to act in our best interest;
•	whether the transaction might affect a director’s independence under NYSE standards; and
•	any other matters deemed appropriate with respect to the particular transaction.

We also have other policies and procedures to prevent conflicts of interest and related person transactions. For example, the charter of our Nominating and Governance Committee requires that the committee members assess the independence of the non-management directors at least annually, including a requirement that it determine whether any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described above under “Director Independence Determinations.”

Related Party Transactions

This section discusses transactions and relationships with related persons since the beginning of our most recently completed fiscal year.

Marketing Transactions

We sell and purchase products with subsidiaries of Plains All American Pipeline, L.P. (“Plains”). Funds managed by Kayne Anderson Capital Advisors L.P., of which Mr. Sinnott serves as co-chairman, and affiliates (“Kayne Anderson”) own approximately 7.35% of the general partner of Plains, approximately 1.36% of the limited partner units of Plains and an additional approximately 3.59% general partner interest in Plains GP Holdings, L.P. (the public portion of the general partner). Mr. Sinnott serves as a director for the general partner of Plains. For the year ended December 31, 2019, transactions with Plains accounted for approximately $241 million of our oil and gas sales.

Transactions with Related Persons, Promoters and Certain Control Persons

Certain funds controlled by Kayne Anderson Investment Management, Inc. (“Kayne Anderson Investment”), of which Mr. Sinnott serves as President, purchased in 2016, and during 2019 continued to hold up to approximately $18.5 million in aggregate principal amount of our 8% secured second lien notes due 2022, but sold its remaining interest in May 2019 and did not reacquire an interest in the notes thereafter. Mr. Sinnott did not participate in Kayne Anderson’s decision-making process with respect to these transactions.

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Other Governance Matters

Other Governance Matters

Shareholder Engagement

In 2019, we reached out to our largest shareholders, including those who held in aggregate over half of our total outstanding shares, for meetings on corporate governance issues.  In the meetings that were arranged, we discussed recent governance changes, board refreshment and diversity practices, and compensation philosophy.  We also asked about broader trends and practices on corporate governance for Board feedback and consideration.

At the 2018 and 2019 annual meetings, the Board submitted proposals to amend the Company’s certificate of incorporation to reduce the current supermajority vote thresholds to majority votes.  These proposals only received votes for approval from approximately 42% in 2018 and 43% in 2019 of the total outstanding shares, which were short of the 75% required approval threshold.  We received feedback from our shareholder engagement meetings that it is reasonable to suspend our efforts to pass these proposals until our shareholder composition changes to more institutional ownership to make such passage more likely, so the Board has not included these proposals in this proxy statement.

Sustainability and Stewardship

In 2017, we consulted with our workforce, state and community leaders, sustainability professionals and labor and non-profit groups about ways to expand our annual HSE metrics and enhance our life-of-field planning process.  As a result of this dialogue, in 2017 we adopted four 2030 Sustainability Goals – for water recycling, integration of renewable energy into our operations, methane emission reduction and carbon capture and sequestration – which advance the State of California’s 2030 goals and aid in our life-of-field planning. We issued a Sustainability Report describing the goals that year, in addition to our annual water management summary.  The report noted that the Sustainability Goals are subject to liquidity, funding and permitting and are measured against a 2013 baseline, the year before our launch as an independent company and also a baseline year for certain state goals.

In 2018, we adopted specific quantitative targets for the Sustainability Goals, and our 2018 Sustainability Report described those targets, the specific projects and teams assigned to each goal and our progress toward attaining the goals.  We provide updates at least annually on our progress, which in 2018 and 2019 was specifically tied to the review of individual performance of Company executives. The specific 2030 targets and our progress are detailed on our website Sustainability page (www.crc.com/sustainability) and the latest Sustainability Report which is hosted on the Sustainability page.  Our 2030 targets against a 2013 baseline are summarized below:

Water Goal -- Increase volume of recycled produced water by 30%.

Renewables Goal -- Integrate renewables into oil and gas operations by adding 10 MW from renewable sources.

Methane Goal -- Reduce methane emissions by 50%.

Carbon Goal -- Design and permit a carbon capture and sequestration system at Elk Hills by 2030 that would, if permitted, funded and installed, reduce GHG emissions by 30%.

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Other Governance Matters

In 2019, the Board updated the name and scope of the Sustainability Committee to underscore our commitments to serve as a responsible steward of California’s natural resources, to integrate sustainability, HSE and community engagement into our life-of-field planning and to advance California’s long-term goals.  Importantly, by helping to safely and responsibly increase local production of oil, natural gas and electricity, we also:

➢	sustain careers for working Californians from diverse backgrounds, including union workers who build and maintain our facilities;
➢	generate government revenues that fund essential public services;
➢	make our energy supply more secure, affordable and reliable for Californians;
➢	reduce reliance on energy imports from distant states and across the globe that do not apply California’s safety, labor, human rights or environmental standards; and
➢	strengthen our economy and society by making California more resilient and self-sufficient.

We view our workforce as an asset and the Board provides oversight over significant aspects of our human capital.  Management provides regular updates to and receives guidance from the Board with respect to employee engagement, diversity and career development initiatives.

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Audit Committee Report

Audit Committee Report

The Audit Committee of the Board of Directors of California Resources Corporation approves the appointment and services of the independent registered public accounting firm, and monitors (1) the integrity of the financial statements of CRC; (2) the independent registered public accounting firm’s qualifications, independence and performance; (3) the effectiveness and performance of CRC’s internal audit function; (4) CRC’s system of disclosure controls and procedures, internal control structure over financial reporting and compliance with ethical standards; and (5) the compliance by CRC with legal and regulatory requirements related to financial statements.

The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under the SEC’s rules and regulations and listing standards of the NYSE. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that Mr. Gannon is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

In connection with our financial statements for the year ended December 31, 2019, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements contained in CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;
•	discussed with CRC’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by applicable auditing standards;
•

received the written disclosures from KPMG LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;

•	discussed with KPMG LLP its independence from CRC and members of its management;
•	considered any non-audit services in assessing auditor independence;
•	had an executive session with KPMG LLP to provide them with the opportunity to discuss any other matters that they desired to raise without management present; and
•

had executive sessions with Ryder Scott Company and Netherland, Sewell & Associates, Inc., CRC’s independent reserves audit firms, to discuss the oil and gas reserves determination process and related public disclosures, and to provide them with the opportunity to discuss any other matters that they desired to raise without management present.

Based on the review and discussions with CRC’s management, independent registered public accounting firm and independent reserves audit firms, as set forth above, the Audit Committee recommended to CRC’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Audit Committee,

Justin A. Gannon

Harry T. McMahon

Richard W. Moncrief

Laurie A. Siegel

February 26, 2020

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Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a description of the elements and key features of our compensation program, as well as context and rationale for decisions made with respect to the compensation for our “named executive officers” or “NEOs” for the year ended December 31, 2019, who are identified below:

Name	Position
Todd A. Stevens	President and Chief Executive Officer
Marshall D. Smith	Senior Executive Vice President and Chief Financial Officer
Darren Williams	Executive Vice President–Operations and Geoscience
Charles F. Weiss	Executive Vice President–Public Affairs
Michael L. Preston	Senior Executive Vice President, Chief Administrative Officer and General Counsel

Table of Contents

Compensation Discussion and Analysis	26	Key Compensation Policies and Practices	54
Execution on Our Strategic Priorities in 2019	27	Stock Ownership Guidelines	54
Historical Perspective – Drivers of Strategic Priorities	28	Clawback Policy	55
Aligning Pay with Stockholder Interests	30	Anti-Hedging and Anti-Pledging Policy	55
Linkage Between Pay and Performance	31	Compensation Risk Management	55
Realizable Pay Analysis	32	Tax Considerations	55
Stockholder Outreach	33	Compensation Committee Report	56
Stockholder Approval of Executive Compensation	33	Executive Compensation Tables	57
Elements of Our Compensation Program	33	Summary Compensation Table	57
Compensation Philosophy	33	Grants of Plan-Based Awards	59
Compensation Program Best Practices	34	Outstanding Equity Awards at December 31, 2019	61
Compensation Peer Group Selection	35	Option Exercises and Stock Vested in 2019	62
2019 Compensation Program	38	2019 Nonqualified Deferred Compensation Table	63
2020 Compensation Program	50	CEO Pay Ratio	63
Our Executive Compensation Process	54	Potential Payments upon Termination or Change in Control	65
Role of Compensation Committee	54	Director Compensation	67
Role of Management	54	Program Objectives	67
Role of Independent Compensation Consultants	54	Program Elements	67
Use of Compensation Data	54	2019 Compensation of Directors	67

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Compensation Discussion and Analysis

Execution on Our Strategic Priorities in 2019

In 2019, our management team continued to deliver significant accomplishments against our strategic priorities which the Compensation Committee considered as part of its review of management’s performance for compensation purposes.

2019 Strategic Priorities	Performance on Strategic Priorities

Use our Value Creation Index (“VCI”)(1) metric to maintain disciplined, consistent and effective capital allocation

>    Invested $612 million, including over $200 million of development joint venture (“JV”) capital, to strategically maximize future resource expansion and enhance free cash flow generation. Our 2019 capital program provided VCIs(1) above our 1.3 threshold.

>    Replaced over 111%(2) of reserves with an organic finding and development (“F&D”) cost of $8.75(2) per BOE.

>    Following our acquisition of the remaining interests in our flagship Elk Hills asset in 2018, CRC entered into a development JV with Alpine Energy Capital, LLC (“Alpine”) to bring reserves and cash flow forward which allowed us to strategically manage our internal capital allocation while supporting the delivery of $269 million of free cash flow, after internally funded capital.(3)

Optimize operations to further enhance margins through efficiencies, technology and organizational synergies

>    Annual adjusted EBITDAX margin(4) increased for the third year in a row while production costs decreased from 2018.

>    Transitioned to a new organizational structure lowering overhead costs and reducing headcount, leading to lower cash costs and improved operating margins.

>    Consolidated Bakersfield area employees into CRC Plaza in line with our “One CRC” approach, increasing employee communication and cross functional synergies while lowering our overall lease and maintenance costs.

Strengthen our balance sheet

>    Reduced leverage ratio(5) from 4.7x at year-end 2018 to 4.3x at year-end 2019.

>    Opportunistically repurchased $252 million in face value of Second Lien debt in 2019, at an average discount of 38 percent, bringing total Second Lien debt repurchases to approximately $435 million of face value, as of December 31, 2019.

>    Monetized a 50% working interest in portions of our Lost Hills field to reduce debt and improve our credit position.

>    Secured a credit agreement amendment to provide additional future flexibility in connection with potential royalty transactions.

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Compensation Discussion and Analysis

2019 Strategic Priorities	Performance on Strategic Priorities

Promote workplace diversity and maintain exceptional global sector leading safety, environmental and sustainability practices

>    Achieved record safety performance in our operations with zero recordable employee workplace injuries and received 22 National Safety Council awards.  Our 2019 injury and illness incidence rate (IIR) of 0.34 per 200,000 employee and contractor hours set a new CRC record and was 62% better than the crude oil and natural gas extraction sector’s average of 0.9 for 2018.

>    Attained CDP’s highest 2019 climate disclosure ranking among all U.S. oil and gas companies with an A-, tying for first with one other U.S.-based E&P.

>    Supplied a CRC record 5.35 billion gallons of reclaimed water to agricultural water districts, upholding our important role as a net water supplier in California.

>    Achieved our 2019 quantitative health, safety and environmental (“HSE”) metrics and continued to advance specific projects that position us to meet our 2030 Sustainability Goals, including surpassing our 2030 methane emission reduction goal and making significant progress on water recycling, renewables integration and carbon capture and sequestration goals.

>    Launched CRC’s Intrepid Women’s Leadership Program to promote women’s professional development and leadership. Sponsored a variety of scholarship, internship and training programs and developed targeted programs to diversify and expand our current workforce and future candidates, including students from disadvantaged communities.

(1)

We use a VCI metric for project selection and capital allocation across our portfolio of opportunities. We calculate VCI for each of our projects by dividing the net present value of the project’s expected pre-tax cash flow over its life by the present value of the investments, each using a 10% discount rate.

(2)	See Annex A for CRC’s calculation of the non-GAAP measures of reserve replacement ratio and F&D costs.
(3)	See Annex A for how CRC calculates the non-GAAP measure of free cash flow, after internally funded capital.
(4)	See Annex A for CRC’s calculation of the non-GAAP measure of adjusted EBITDAX and adjusted EBITDAX margin.
(5)	CRC calculated the leverage ratio by dividing the face value of its total long-term debt by the last twelve months adjusted EBITDAX.

Historical Perspective – Drivers of Strategic Priorities

CRC was spun off from Occidental Petroleum Corporation (“Occidental”) on November 30, 2014. Occidental burdened CRC with a substantial debt load of $6.3 billion, which peaked at $6.8 billion including the effect of the capital program being implemented by Occidental immediately prior to the Spin-off, and implemented the Spin-off just as a severe and extended downturn in commodity prices began.

Our highly leveraged balance sheet, resulting from decisions made by Occidental prior to the Spin-off, has been a significant factor disproportionately affecting our stock price performance in a negative manner compared to our industry peers during the recent downturn. For perspective, despite achieving total shareholder returns that were the best of our peer group for 2018 and top quartile for the two-year period 2017-2018, CRC’s market capitalization decreased almost 86%, from $2.8 billion at the Spin-off to $0.4 billion at December 31, 2019.

To address stockholder concerns regarding CRC’s leverage, our management team focused on the difficult task of reducing our debt in the low commodity price environment. Since the second quarter

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Compensation Discussion and Analysis

following the Spin-off, when our debt level reached its peak, management has significantly reduced our debt without unduly increasing our interest costs or significantly diluting our equity.

As a result of these priorities, CRC has had very limited capital available to invest and production has declined compared to CRC’s peers, who had greater access to capital because of their lower leverage.

The charts below outline the swift, decisive actions management has taken through the commodity downturn that have positioned CRC for growth as commodity prices recover, as well as the different mechanisms our management team utilized to reduce CRC’s outstanding debt. During this period our management team worked constructively with our bank lenders to negotiate multiple amendments to our credit facility, including an amendment in 2019.

HISTORY OF PROACTIVE DECISIONS

Brent Crude Oil Price ($/BBL) $20 $50 $80 $110 07/14 07/15 07/16 07/17 07/18 07/19 5 10 15 20 25 30 Brent Crude Price CRC + JV Rig Count CRC Rig Count VALUE PRESERVATION SEPARATION ANNOUNCEMENT Spin Date  Cut rigs Began Hedging Managed liabilities Utilized existing facilities Protected base production TRANSITION TO OFFENSE Increased activity Engaged in JVs Locked in hedges Increased liquidity Extended maturities QUICK RESPONSE TO PRICE CHANGE Invest for value preservation Drill high-graded portfolio Invest in exploration and facilities Strengthen balance sheet Entered into JV with Alpine

HISTORY OF PROACTIVE DECISIONS Brent Crude Oil Prices ($/BBL) $20 $50 $80 $110 Rig Count 5 10 15 20 25 30 07/14 01/15 07/15 01/16 07/16 01/17 07/17 01/18 07/18 01/19 07/19 01/20 Brent Crude Price CRC + JV Rig Count CRC Rig Count SEPARATION ANNOUNCEMENT VALUE PRESERVATION TRANSITION TO OFFENSE QUICK RESPONSE TO PRICE CHANGE Spin Date Cut rigs Began hedging Managed liabilities Utilized existing facilities Protected base production Increased activity Engaged in JVs Locked in hedges Increased liquidity Extended maturities Invest for value preservation Drill high-graded portfolio Invest in exploration and facilities Strengthen balance sheet Entered into JV with Alpine

ACTIONS TO REDUCE DEBT

Net Debt ($MM) 4,000 5,000 6,000 7,000 2Q 2015 Net Debt Reduction 6,765 3Q and 4Q 2015 $634 Million During 2016 $875 million During 2017 $(35) Million During 2018 $56 million During 2019 $272 million YE 2019 Total $1,802 million 4,963 Represents mid-second quarter 2015 peak net debt.

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Compensation Discussion and Analysis

The table below compares CRC’s stock performance to our 2019 Peer Group identified on page 36.

EQUITY PERFORMANCE

0% 20% 40% 60% 80% 100% 120% Dec 2014 Dec 2015 Dec 2016 Dec 2017 Dec 2018 Dec 2019 –CRC –2019 Peer Group

In summary, our stock price performance during the industry downturn has been disproportionately affected by the highly leveraged balance sheet that we inherited from Occidental. Our management team has made significant accomplishments in deleveraging the balance sheet and improving CRC’s strategic position to take advantage of potential future commodity price increases.

Aligning Pay with Stockholder Interests

Since our Spin-off in 2014, the Compensation Committee has taken several actions to ensure our executive compensation program is aligned with stockholder interests.

2014 SPIN-OFF √ Occidental determines executive compensation in effect at Spin-off 2015 √ CRC Compensation Committee selects new peer group and designs compensation program 2016 √ Compensation Committee reduces base salaries by 10% during severe downturn √ Compensation Committee applies negative discretion and reduces annual incentive payouts due to severe business conditions √ Compensation Committee reduces long-term incentive grant date values in anticipation of market movement during severe downturn 2017 √ Compensation Committee changes long-term incentive to address retention concerns and equity burn rate with cash-based performance award 2018 √ Compensation Committee selects expanded peer group for 2018 √ Compensation Committee reduces qualitative portion of annual incentive √ Compensation Committee changes long-term performance award to equity-based 2019 √ Compensation Committee reduces number of metrics under Annual Incentive to provide greater focus on key objectives √ Compensation Committee changes long-term performance award metrics to include a relative Total Shareholder Return metric

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Compensation Discussion and Analysis

Linkage Between Pay and Performance

Our compensation program is well designed to link the pay realized by our executives to the performance of CRC and the returns to our stockholders, while also providing incentives necessary to retain our executives through this challenging period.

The pay mix at target grant date values for our chief executive officer and other NEOs for 2019 was primarily long-term and performance-based.

PAY MIX OF CEO 12% 13% 45% 30% 88% At Risk salary annual incentive performance-based long-term incentive time-vested long-term incentive at risk AVERAGE PAY MIX OF NEOs OTHER THAN CEO 21% 19% 36% 24% 79% At Risk

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Compensation Discussion and Analysis

Realizable Pay Analysis

The chart below illustrates the degree to which our CEO’s realizable pay has been impacted by changes in the stock price after the grant date, illustrating the significant alignment of CRC’s compensation program with shareholder returns.

Stock Price 12/31/2019 vs. Grant Date 22% 59% 48% 49% 42% Realizable Pay 38% of Target 110% of Target 85% of Target 62% of Target 58% of Target millions $6.7 $2.5 $5.0 $5.5 $6.5 $5.5 $7.0 $4.4 $7.2 $4.2 Target Realizable 2015 2016 2017 2018 2019 Base Salary Annual Incentive Long Term Incentives

Notes regarding the CEO Realizable Pay:

•

Realizable Pay is defined as: (i) base salary paid each year; (ii) actual annual incentive earned for the year; (iii) for option grants, the intrinsic (“in-the-money”) value of each year’s grant as of December 31, 2019; (iv) for restricted stock grants, the value of each year’s grant based on the December 31, 2019 stock price; (v) for performance awards that have vested, the value of the award based on the actual payout percentage and the stock price at December 31, 2019; and (vi) for performance awards that have not vested, the target payout of the award based on the stock price as of December 31, 2019.

•

2015 realizable annual incentive reflects payout at 92% of target. The Compensation Committee exercised negative discretion in the determination of the payout based on economic conditions at the time of the payout, reducing the payout from above target to 92% of target.

•

2015 realizable long-term Incentives were all stock-based and reflect 20% of the target long-term incentive value in the form of stock options that are significantly underwater with an exercise price of $42.00 compared to the stock price of $9.03 as of December 31, 2019. The performance-based portion reflects actual payout at 116.55% of target.

•	2016 realizable base salary reflects a 10% reduction from March 2016 to October 2016 implemented to conserve cash during the most severe period of the downturn in oil prices.
•

2016 target long-term Incentives reflect a total grant date value that was 30% lower than the prior year to be consistent with anticipated changes in peer company grant values due to the sustained downturn in oil prices.

•

2016 realizable long-term Incentives reflect the effect on the RSU portion (50% of the target value) of the decrease in the stock price from the May 27, 2016 grant date ($15.40) to December 31, 2019 ($9.03).  The performance-based portion reflects actual payout at 140.3% of target under the cash-based Performance Incentive Award which was not linked to the stock price.

•

2017 realizable long-term Incentives reflect the effect on the RSU portion (50% of the target value) of the decrease in the stock price from the February 13, 2017 grant date ($18.81) to December 31, 2019 ($9.03).

•	2018 realizable long-term Incentives reflect the effect of the decrease in the stock price from the February 21, 2018 grant date ($18.34) to December 31, 2019 ($9.03).
•	2019 realizable long-term Incentives reflect the effect of the decrease in the stock price from the February 19, 2019 grant date ($21.71) to December 31, 2019 ($9.03).

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Compensation Discussion and Analysis

Stockholder Outreach

We regularly request meetings with several of our stockholders to discuss our governance and executive compensation practices. We received positive feedback on our corporate governance and compensation practices as part of our 2019 stockholder outreach initiative, in particular with regards to the changes we made to our compensation program in 2019:

WHAT WE HEARD	WHAT WE DID
✓ Stockholders like to see significant proportion of executive compensation aligned with stockholders	✓ Further aligned performance award by changing metrics to include relative total shareholder return
✓ Stockholders would like to see greater proportion of annual incentive based on quantitative measures	✓ Reduced the number of metrics under the annual incentive to provide greater focus on key objectives
✓ Stockholders like to see more detailed disclosure regarding annual incentive payouts	✓ Provided more detailed disclosure regarding payouts under the strategic and individual portion of our annual incentive beginning with the 2018 proxy statement

We will continue to reach out to stockholders to solicit feedback to ensure that our governance and executive compensation practices align with stockholders’ expectations.

Stockholder Approval of Executive Compensation

Our stockholder advisory vote in 2019 on the compensation paid to our NEOs in 2018, resulted in a 97.5% approval of such compensation. In adjusting our executive compensation programs, the Compensation Committee considered the results of last year’s advisory vote on executive compensation and many other factors, including the Compensation Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Compensation Committee's independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), feedback from our ongoing stockholder outreach initiative and review of data relating to pay practices of our compensation peer group.

Elements of Our Compensation Program

Compensation Philosophy

The following core principles form the foundation of our compensation program:

•	Compensation programs should motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, and appropriately balance risk versus potential reward.
•	A high percentage of senior executives’ pay should be based on performance to ensure the highest level of accountability to stockholders.
•	Performance-based pay should offer an opportunity for above market compensation when our performance exceeds our goals balanced by the risk of below market compensation when it does not.
•	Our compensation programs should focus our executives on the long-term performance of the Company, thereby more closely aligning our executives’ interests with those of our stockholders.

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Compensation Discussion and Analysis

Compensation Program Best Practices

Our executive compensation program is well-designed, incorporates best practices and is governed by a highly engaged Compensation Committee. Our short-term and long-term incentive plans are primarily performance-based and are intended to align with the short- and long-term best interests of stockholders. The Compensation Committee has engaged in best practices to further align executive pay with Company performance and to ensure good governance in the following ways:

WHAT WE DO We pay for performance. A significant portion of the compensation of our named executive officers is directly linked to the Company’s performance, by way of a compensation structure that includes performance-based annual and long-term incentive awards. We are stockholder-aligned. Annual and long-term incentive awards are based on performance measures that are aligned with the creation of value for our stockholders. A majority of the outstanding long-term incentive awards for our named executive officers are stock-based.  We have “double trigger” change in control provisions. Our change in control arrangements for named executive officers require both the occurrence of a change in control event and termination of employment before applicable vesting of awards occurs. We provide market-competitive compensation. Our compensation program is competitive within our industry and recognizes evolving governance practices, which allows us to attract and retain key talent. We have stock ownership requirements. We maintain stock ownership guidelines which require our named executive officers and directors to have meaningful stock ownership in the Company. We have a clawback policy. Our Compensation Recoupment and Clawback Policy allows the Company to require reimbursement of incentive compensation in certain circumstances. We seek independent advice. The Compensation Committee retains an independent advisor to review executive compensation and provide advice to the Compensation Committee.

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Compensation Discussion and Analysis

WE DON’T DO We do not have individual employment agreements. We do not have employment agreements with any of our named executive officers. We do not allow hedging or pledging. Our Insider Trading Policy prohibits certain transactions involving our stock, including hedging and pledging. We do not allow the repricing of stock options. Our equity incentive plan prohibits the repricing or backdating of stock options. We do not offer enhanced retirement benefits. Our nonqualified defined compensation plan provides restorative, but not enhanced, retirement benefits for executives. We do not encourage excessive risk or inappropriate risk taking through our incentive programs. Our plans do not motivate executives to engage in activities that create excessive or inappropriate risk for the Company.

Compensation Peer Group Selection

The Compensation Committee believes that the most relevant compensation peer companies are those that could compete for our talent with similar operating complexity and financial characteristics to CRC. The Compensation Committee reviews the peer companies each year based on the criteria below and adjusts as necessary to ensure alignment with those objectives.

Characteristic	Rationale
Asset Value

•    Indicator of size, situational factor and financial strategy

•    Indicator of geographic footprint, business model, operational complexity and competition for talent

•    The Compensation Committee does not believe executives at smaller companies face comparable responsibilities and challenges

Enterprise Value	• Indicator of size • Due to our highly leveraged balance sheet, the Compensation Committee focused on Enterprise Value statistics

Peer company selection based on equity market capitalization would generally result in companies that are much smaller in complexity and scope of operations than CRC due to our highly leveraged balance sheet and resulting depressed equity market capitalization. The Compensation Committee does not believe that companies with similar equity market capitalizations represent the competitive market for our executive team’s skills and experience and accordingly believes that setting CRC compensation levels consistent with these smaller companies would penalize our management team for factors beyond their control, causing substantial retention problems.

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Compensation Discussion and Analysis

2019 Peer Group

Prior to making 2019 compensation program design decisions in February 2019, the Compensation Committee reviewed our 2018 compensation peer companies and determined that no changes were needed, other than removal of RSP Permian, Inc. and Energen Corporation, due their acquisitions by other companies. The following companies reflect our “2019 Peer Group”.

Company	Asset Value (September 2018)	Enterprise Value (October 2018)
Range Resources Corporation	$11,826	$8,481
Murphy Oil Corporation	$9,945	$7,955
Whiting Petroleum Corporation	$7,562	$7,619
Parsley Energy, Inc.	$9,139	$11,119
WPX Energy, Inc.	$7,770	$10,906
QEP Resources, Inc.	$7,390	$5,462
Southwestern Energy Company	$7,042	$6,641
Diamondback Energy, Inc.	$8,954	$16,033
Oasis Petroleum Inc.	$7,465	$7,400
SM Energy Company	$6,736	$6,053
Gulfport Energy Corporation	$6,054	$3,955
Cabot Oil & Gas Corporation	$4,397	$10,968
EP Energy Corporation	$5,174	$4,847
PDC Energy, Inc.	$4,443	$4,515
Newfield Exploration Company	$5,461	$7,977
Cimarex Energy Co.	$5,531	$10,471
Denbury Resources Inc.	$4,534	$5,781
Callon Petroleum Company	$3,507	$3,383
Carrizo Oil & Gas, Inc.	$2,722	$3,981
Laredo Petroleum, Inc.	$2,209	$2,677
Matador Resources Company	$2,556	$4,589
25th Percentile	$4,442	$4,589
50th Percentile	$6,054	$6,641
75th Percentile	$7,562	$8,481
California Resources Corporation	$6,940	$8,328
Percentile Rank	58%	73%

Following this determination, but prior to making 2019 compensation program design decisions in February 2019, the Compensation Committee removed EP Energy Corporation from the Peer Group compensation analysis in light of its management turnover which led to compensation irregularities.

*

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Compensation Discussion and Analysis

2020 Peer Group

In October 2019, the Compensation Committee reviewed the compensation peer companies and determined that no changes were needed for 2020 compensation planning purposes, other than removing Newfield Exploration Company and EP Energy Corporation, in light of their acquisition and distressed condition, respectively.

Company	Asset Value (September 2019)	Enterprise Value (October 2019)
Diamondback Energy, Inc.	$ 23,171	$ 19,167
Murphy Oil Corporation	$ 13,536	$ 8,786
Parsley Energy, Inc.	$ 9,838	$ 7,567
Range Resources Corporation	$ 9,728	$ 4,686
WPX Energy, Inc.	$ 8,553	$ 6,349
Whiting Petroleum Corporation	$ 7,776	$ 3,526
Oasis Petroleum Corporation	$ 7,710	$ 4,123
Cimarex Energy Co.	$ 7,596	$ 6,882
Southwestern Energy Company	$ 6,545	$ 3,288
Gulfport Energy Corporation	$ 6,465	$ 2,644
SM Energy Company	$ 6,392	$ 3,756
QEP Resources, Inc.	$ 5,504	$ 2,787
Denbury Resources Inc.	$ 4,732	$ 3,096
PDC Energy, Inc.	$ 4,595	$ 2,840
Cabot Oil & Gas Corporation	$ 4,564	$ 8,005
Callon Petroleum Company	$ 3,915	$ 2,006
Matador Resources Company	$ 3,751	$ 3,434
Carrizo Oil & Gas, Inc.	$ 3,635	$ 2,676
Laredo Petroleum, Inc.	$ 2,620	$ 1,491
25th Percentile	$ 4,579	$ 2,813
50th Percentile	$ 6,465	$ 3,526
75th Percentile	$ 8,164	$ 6,616
California Resources Corporation	$ 7,032	$ 6,540
Percentile Rank	58%	74%

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

2019 Compensation Program

In February 2019, the Compensation Committee made 2019 compensation program design decisions focused on paying for performance, motivating and retaining the current management team and managing dilution and the remaining shares available for grants with the continued low stock price.

Compensation Program Changes Made for 2019

The Compensation Committee considered feedback received through stockholder outreach and made the following changes to the compensation program for 2019:

•	Reduced the number of metrics under the annual incentive awards to provide greater focus on key objectives
•	Changed the performance criteria under the long-term performance-based award to be based 50% on the three-year average VCI and 50% on three-year relative total shareholder return

2019 Compensation Program Elements

Our 2019 compensation program for our CEO and other NEOs is comprised of the following elements, which are discussed in more detail below:

2019 COMPENSATION PROGRAM ELEMENTS

Restricted Stock (40% of LTI) > Time-vested 1/3 per year > Stock- and cash- settled Long-Term Incentive (LTI) Annual incentive base salary Performance Stock (50% of LTI) > 3-year performance period > 50% VCI (three-year average) > 50% Relative Total Shareholder Return – CRC vs. 2019 Peer Companies > Stock-based, stock- and cash-settled Stock Options (10% of LTI) > Vest 1/3 per year > 7-year exercise period > Exercise price 10% above grant date price Annual incentive award > VCI (current year) > EBITDAX > Debt > HSE – combined injury and illness rate (IIR) > HSE – spill prevention rate > HSE – net water supplied to agriculture > Individual goals

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

2019 Base Salaries

The Compensation Committee reviewed the base salaries of the NEOs to determine if they remained appropriately positioned against the market data and internally aligned, and as a result the Compensation Committee decided to make no changes for 2019 based on the individual’s performance, scope of job responsibilities, internal alignment and position relative to peer group compensation data. Mr. Preston was not an NEO in 2018, so his 2018 annual base salary is not disclosed.

Name	2019 Annual Base Salary	2018 Annual Base Salary	Rationale for Action
Todd A. Stevens	$875,000	$875,000	Well positioned internally and against peer group
Marshall D. Smith	$600,000	$600,000	Well positioned internally and against peer group
Darren Williams	$450,000	$450,000	Well positioned internally and against peer group
Charles F. Weiss	$440,000	$440,000	Well positioned internally and against peer group
Michael L. Preston	$440,000	-	Scope of responsibilities and internal alignment

2019 Annual Incentive Design

The annual incentive component of our 2019 compensation program was designed to promote the achievement of financial, operating and strategic results that are aligned with creation of stockholder value. Based on feedback from stockholders to reduce the qualitative portion of the award, the performance measures were comprised of quantitative financial and operational measures for 80% of the target annual incentive and qualitative individual objective measures for 20% of the target annual incentive.

Aligning performance criteria with our strategic areas of focus for the year, the Compensation Committee approved performance measures designed to encourage decision making that will enhance stockholder value creation. The Compensation Committee approved performance criteria based on expected results under CRC’s business plan at the time they were established in February 2019. Target performance criteria were set at levels that would represent successful execution of the 2019 business plan, and maximum performance criteria were set at levels that would represent significant outperformance against the 2019 business plan. Performance targets were set at more rigorous levels than prior years for VCI, EBITDAX and Debt.

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

The table below provides the weightings for each performance measure and the threshold, target, and maximum performance criteria as established by the Compensation Committee. Also shown in the table are the actual 2019 results under each quantitative performance measure and the resulting percentage of target bonus payout.

Performance Measure (1)	Component Weighting (a)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2019 Results	Component Payout as Percent of Target (b)	Resulting % of Target Bonus Payout (a) x (b)
Investment Value Creation Index (VCI)	25%	1.20	1.40	1.60	1.57	185%	46.25%
Health, Safety & Environmental (HSE)	10%
- Combined IIR (33%)		0.60	0.50	0.40	0.34	200%	6.67%
- Spill prevention rate (33%)		99.9992%	99.9995%	99.9998%	99.9997%	167%	5.56%
- Net water supplied to Ag (34%)		180%	209%	238%	307%	200%	6.67%
Liquidity - EBITDAX - Debt	25% 20%	$933 $4.9	$980 $4.4	$1,078 $3.9	$1,142 $4.98	200% 0%	50.00% 0.00%
Total Quantitative Measures	80%					143.94%	115.15%
Strategic and Individual Objectives	20%	Multiple Individual Measures				0% - 200%	0% - 40%
					Range of Potential Payouts		115.15% - 155.15%
					Negative Discretion Applied by Compensation Committee		-
					Final Payout Range		115.15% - 155.15%
(1)	Descriptions of the performance measures:

Performance Measure	Description
Value Creation Index (VCI)

We use a Value Creation Index (VCI) for project selection and capital allocation across our portfolio of opportunities. VCI is a ratio that measures the present value of the future cash flows from all development (new drills and capital workovers) in each plan year per discounted dollar of investment, calculated as A divided by B where “A” is the discounted expected future cash flows and “B” is the discounted capital invested for the plan year, excluding JV partner funding.

The discounted expected future cash flows of the 2019 investments were calculated by taking our share of future revenues minus production costs and production taxes but before any general and administrative charges, interest expense, income taxes and other corporate payments. The future cash flow calculations were based on the SEC price for each respective year and include impacts of hedges placed within the calendar year.  Discounting was at 10% (consistent with SEC requirements).  Except as otherwise stated, all values were determined consistently with SEC regulations.

HSE – Combined IIR	Injury and illness incidence rate of employees and contractors.
HSE – Spill prevention rate	(Boe produced minus net reportable oil spill volume) divided by Boe produced.
HSE – Net water supplied to Ag	Volume of water supplied to agriculture divided by volume of fresh water purchased.
EBITDAX	Adjusted EBITDAX (millions). See Annex A for CRC’s calculation of adjusted EBITDAX.
Debt	Face value of outstanding debt less unrestricted cash (billions).

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

All executives were subject to the same Investment, Operations, Health, Safety and Environmental, and Liquidity quantitative measures. The actual 2019 results against these goals yielded a payout of 143.94% of target for the quantitative measures portion of the annual incentive.

2019 Annual Incentive Targets

The Compensation Committee reviewed the annual incentive targets for each of our NEOs against Peer Group market data, and with consideration to internal alignment. In February 2019, the Compensation Committee determined that the 2019 annual incentive targets for the NEOs, other than Mr. Weiss, remained appropriate at the 2018 levels and no changes were made for 2019. For Mr. Weiss, the Compensation Committee determined his target should be increased from 75% to 80% based on the scope of his job and internal alignment. Mr. Preston was not an NEO in 2018, so his 2018 annual incentive target is not disclosed.

Name	2019 Annual Incentive Target (as a % of base salary)	2018 Annual Incentive Target (as a percent of base salary)
Todd A. Stevens	110%	110%
Marshall D. Smith	100%	100%
Darren Williams	90%	90%
Charles F. Weiss	80%	75%
Michael L. Preston	85%	-

2019 Individual Annual Incentive Results

For each of our NEOs, the executive’s performance in 2019 was considered against his strategic and individual objectives in determination of the payout amounts under the 2019 annual incentive as described below. Each of the NEOs had individual objectives covering some of the following areas:

-	Execution of strategic plan and initiatives
-	Debt management
-	Quality and consistency of risk management efforts
-	Results of ongoing and planned regulatory approval processes
-	Outreach and dialogue with stakeholders on key community and public policy issues
-	Succession planning and leadership development
-	Stockholder relations

The following tables present a partial list of the accomplishments the Compensation Committee reviewed in determining the payout amounts for each of the NEOs.

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

Todd A. Stevens – President and Chief Executive Officer

Objective Area	Accomplishments and Actions
Execution of strategic plan and initiatives

Executed a large ($500 million) development joint venture and several smaller exploration joint ventures, helping CRC manage cash flow and add value through proving up additional inventory and de-risking existing inventory.

Further restructured the organization with a focus on (1) VCI and management of cash margins, (2) pushing ownership, decision making and responsibility down in the organization, (3) allocating human capital to the most valuable projects and (4) managing field level operating costs and G&A.  These changes are expected to result in a reduction in ongoing operating costs and G&A of approximately $50 million annually.

Maintained focus on controllable costs as activity ramped up through the year and then reduced at year-end due to extreme oil price volatility.

Continued execution of opportunistic hedging strategy targeting, underpinning cash flows and maximizing liquidity, resulting in a net derivative gain for 2019.

Debt Management

Divested a 50% working interest and transferred operatorship in portions of the Lost Hills field, which garnered more than $200 million in value consisting of $168 million in cash, in addition to a 100% carry on a 200-well development program worth at least $35 million. This transaction provided cash to fund debt reduction, while retaining significant upside in the future development by the new operator.

Obtained reaffirmation of the borrowing base twice under our credit agreements, while removing more assets from the borrowing base, to allow for monetizations and flexibility for debt repurchases.

Secured a credit agreement amendment to provide future flexibility in connection with potential royalty transactions.

Outreach and dialogue with stakeholders on key community and public policy issues

Engaged on industry specific and business-related issues by maintaining and developing working relationships with key policy and decision makers in local and state governments so that they know what CRC and the industry bring to California, helping to ensure that CRC has a seat at the table on important issues.

Championed community involvement through company support for employee engagement in the communities where we live and work.

Stockholder relations

Participated in 11 equity and debt conferences during 2019, along with three non-deal road shows and two investor dinners.

Met with over 300 different investors throughout 2019 individually or in small groups.

Continued to receive positive feedback from our largest holders.

Quality and consistency of risk management efforts

Constantly reinforced safety culture and importance of environmental protection, resulting in achievement of best safety year on record, with zero recordable employee workplace injuries, and record or near record environmental performance with respect to spills, air emissions, and water delivered to agriculture.

Succession planning and leadership development

Supported formal external leadership training program for future leaders, launching CRC’s Intrepid Women in Leadership initiative to promote women’s professional development and leadership.

Identified key personnel risks and maintained succession plans to mitigate risks.

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

Marshall D. Smith – Senior Executive Vice President and Chief Financial Officer

Objective Area	Accomplishments and Actions
Debt management

Completed amendment of CRC’s senior bank facility and amendment of the 2017 credit agreement on favorable terms and to allow repurchase of debt at a premium with proceeds from a royalty transaction.

Led borrowing base reviews resulting in affirmation of the borrowing base even with significant non-core properties and certain royalties removed from borrowing base properties, creating greater flexibility for asset monetization, debt repurchases and royalty transactions.

Stockholder relations

Effectively communicated with both equity and fixed income investors (including banks) on CRC’s value proposition and strategic direction.

Developed and maintained critical relationships necessary to facilitate negotiations on debt management.

Proactively met with ratings agencies to successfully defend CRC’s credit rating in light of significantly reduced commodity price outlook.

Darren Williams – Executive Vice President – Operations and Geoscience

Objective Area	Accomplishments and Actions
Execution of strategic plan and initiatives

Delivered business plan of fully burdened VCI of 1.5 and outstanding HSE performance.

Further streamlined operations organization to provide consistent and efficient execution across all of CRC’s assets.

Continued to drive culture of drill readiness and long-term planning, resulting in growth of permit inventory to over 2,400 days.

Delivered multi-year,14-well exploration program generating over $200 million net P50 PV10 with finding cost less than $1/Boe, primarily funded by joint venture partners.

Executed three multi-year, multi-well exploration joint ventures targeting conventional and unconventional plays.

Facilitated creative environment focused on new idea generation resulting in approximately 250 MMBoe increase in net, unrisked prospective resources.

Charles F. Weiss – Executive Vice President – Public Affairs

Objective Area	Accomplishments and Actions
Quality and consistency of risk management efforts

Delivered effective risk evaluation, mechanical integrity and HSE assessment programs for significant pipelines and facilities.

Championed Safety Leadership Training and programs that enabled CRC to exceed our 2019 quantitative HSE metrics and qualitative objectives, including record safety performance with zero employee recordable injuries.

Successfully completed multiple pipeline audits, major emergency drills and rollout of CRC’s incident command system to sustain exemplary performance and regulatory compliance.

Outreach and dialogue with stakeholders on key community and public policy issues

Integrated CRC’s 2030 Sustainability Goals into CRC’s CDP (formerly known as Carbon Disclosure Project) reporting, earning an A- grade for 2019 climate disclosure from CDP, tied with one other company for the highest among all U.S. oil and gas companies.

Founded the California Works Labor-Management Trust and sponsored an education campaign for working families in one of the communities where we operate.

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

Michael L. Preston – Senior Executive Vice President, Chief Administrative Officer and General Counsel

Objective Area	Accomplishments and Actions
Execution of strategic plan and initiatives

Provided effective leadership of legal, regulatory, information technology, supply chain, marketing and human resources functions to:

•Execute significant joint ventures and divestitures to underpin capital programs and reduce debt.

•Collaborate with operations leadership to implement significant organizational redesign, workforce development, training and diversity initiatives.

•Implement office consolidation initiatives to increase collaboration and efficiency and reduce costs.

•Execute on hedging strategy, delivering robust realized product prices and substantial natural gas trading revenue.

Ongoing and planned regulatory approval processes	Regulatory team worked with operations to deliver robust permit inventory in support of drilling program as well as proactive interaction with regulators to ensure regulatory compliance.

The Compensation Committee assessed the CEO’s performance against his Strategic and Individual objectives as exceptional, but decided to limit his individual component result to approximately target due to CRC’s negative shareholder return for the year.  The CEO’s assessments of the other NEOs against their respective Strategic and Individual objectives also exceeded expectations, but were similarly limited. As a result, the Compensation Committee approved the following 2019 annual incentive payouts:

Name	Base Salary	Target (% of Salary)	(a) Target in $	(b) Quantitative Component $ [80% * (a) * 143.94%]	(c) Individual Component Result (% of target)	(d) Individual Component $	(e) Total Payout $ [(b) + (d)]	Total % of Target [(e) / (a)]

Todd A. Stevens	$875,000	110%	$962,500	$1,108,300	100%	$192,700	$1,301,000	135%
Marshall D. Smith	$600,000	100%	$600,000	$690,900	100%	$120,100	$811,000	135%
Darren Williams	$450,000	90%	$405,000	$466,400	101%	$81,600	$548,000	135%
Charles F. Weiss	$440,000	80%	$352,000	$405,300	106%	$74,700	$480,000	136%
Michael L. Preston	$440,000	85%	$374,000	$430,700	101%	$75,300	$506,000	135%

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

2019 Long-Term Incentives

For 2019, the long-term incentives consisted of a mix of time-vested restricted stock unit awards and performance-based awards, to promote retention and pay for performance. The total grant date values were allocated 40% to time-vested restricted stock unit awards and 60% to performance-based awards. The performance-based awards consisted of performance stock unit awards and premium-priced stock options.

2019 LONG-TERM INCENTIVE MIX (percent of grant date value) Restricted Stock Units (RSU) 40% Premium-Priced Stock Options (10%) Performance Stock Units (PSU)

2018 LONG-TERM INCENTIVE MIX (percent of grant date value) Stock Options Restricted Stock Units (RSU) 40% Performance Stock Units (PSU) 50%

2019 Restricted Stock Unit Award – The 2019 Restricted Stock Unit Award (RSU Award) is a stock-based, stock- and cash- settled long-term incentive award intended to primarily promote retention and enhance alignment with stockholder interests through development of ownership in the Company with time-vested payouts. One-third of the RSU Award vests at the end of each year during the three-year period commencing at the grant date. The RSU Award will be settled 50% in shares and 50% in cash with required tax withholding taken first from the cash portion of the payout, in order to manage the remaining shares available for awards under the Long-Term Incentive Plan (LTIP).

2019 Performance Stock Unit Award – The 2019 Performance Stock Unit Award (PSU Award) is a stock-based, stock- and cash-settled long-term performance award with performance measures based 50% on relative total shareholder return and 50% on VCI, both measured over a three-year period. For payouts up to the target number of units, the PSU Award will be settled 50% in stock and 50% in cash. For payouts greater than the target number of units subject to the PSU Award, the payout of such excess of units will be settled in cash. Required tax withholding on settlements will be taken first from the cash portion of the payouts.

The performance measures for the 2019 PSU Award continue to focus the management team on making decisions that will enhance stockholder value over the long term. Utilization of the VCI measure drives our capital allocation decisions to ensure that we focus spending on the highest return projects over the long term as compared to our annual incentive VCI measure that rewards spending decisions for the one-year period. The relative total shareholder return measure directly ties compensation to shareholder returns.

The peer companies chosen for the relative total shareholder return performance measure under these awards are the same as those selected by the Compensation Committee for the 2019 Peer Group as shown on page 36.

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

The PSU Award will vest at the end of three years from the grant date contingent on the Compensation Committee’s certification of achievement of the performance measures shown below:

Key Features of the 2019 Performance Stock Unit Award

Award Feature		Relative Total Shareholder Return Component	Value Creation Index (VCI) Component
Component Weight		50%	50%
Performance Period		January 1, 2019 – December 31, 2021	January 1, 2019 – December 31, 2021
Performance Measure		Relative total shareholder return (TSR) based on 30-day average prices at the beginning and end of the Performance Period.	Cumulative VCI calculated as the weighted average of the VCI results for 2019, 2020, and 2021, weighted based on discounted capital invested for each year.
Payout Range (1)	Threshold Payout	50% of Target	50% of Target
	Performance Resulting in Threshold Payout	Relative TSR 25[t]h percentile	Cumulative VCI of 1.2
	Target Payout	100% of Target	100% of Target
	Performance Resulting in Target Payout	Relative TSR 50th percentile	Cumulative VCI of 1.4
	Maximum Payout	200% of Target (2)	200% of Target
	Performance Resulting in Maximum Payout	Relative TSR 90th or higher percentile	Cumulative VCI of 1.6 or higher

(1)	Payouts interpolated for performance results between threshold and target or target and maximum, with no payout for performance results below threshold.
(2)	Payout limited to 100% of Target if absolute TSR is negative, regardless of relative TSR performance.

2019 Stock Options – The Compensation Committee granted stock options as part of the 2019 long-term incentive awards to further align executives with stockholders. The 2019 stock options were premium-priced, granted with an exercise price that was 10% above stock price on the grant date. The options will vest one-third at the end of each year during the three-year period commencing on the grant date and remain exercisable until the end of the seventh year following the grant date.

The Compensation Committee reviewed the long-term incentive grant date target values of the NEOs to determine if they remained appropriately positioned against the Peer Group data and internally aligned. The Compensation Committee increased the long-term incentive grant date values for the CEO and other NEOs based on the individual’s performance and position relative to peer group compensation data. Mr. Preston was not an NEO in 2018, so his 2018 value is not disclosed.

Name	2019 LTI Grant Date Target Value	2018 LTI Grant Date Target Value	Rationale for Action
Todd A. Stevens	$5,400,000	$5,200,000	Performance and position relative to peer group
Marshall D. Smith	$2,000,000	$1,900,000	Performance and position relative to peer group
Darren Williams	$1,100,000	$1,050,000	Performance and position relative to peer group
Charles F. Weiss	$1,150,000	$1,100,000	Performance and position relative to peer group
Michael L. Preston	$1,075,000	-	Scope of responsibilities and internal alignment

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

Payouts Under 2016 Performance Incentive Award – In August, 2019, the 2016 cash-based Performance Incentive Awards vested and were paid in cash.  Performance under the award was based 50% on a relative Cost per Boe measure and 50% on a weighted-average VCI metric during the three-year performance period. The Compensation Committee certified the following performance under the award:

Cost per Boe Portion:  This portion was based on the change in CRC’s Cost per Boe of production compared to the change in Cost per Boe of production for the peer group. Cost per Boe is the sum of the production costs and general and administrative expenses, both measured on a per Boe basis for the applicable period.  CRC’s three-year weighted average Cost per Boe increased by 0.2%, while the peer groups’ three-year average weighted Cost per Boe decreased by 7.5%, resulting in a net 7.7% increase. Under the terms of the award, this performance resulted in the following payout factor of 80.66% of target for the Cost per Boe portion of the award as shown below:

Change in CRC Cost per BOE Minus Change in Peer Group Cost per BOE	Payout as % of Target
Less than or equal to -10%	200%
0%	100%
Actual Result: 7.7%	80.66%
10%	75%
Greater than 10%	0%

Cumulative VCI Portion:  This portion was based on the weighted-average VCI results for 2016, 2017 and 2018.  The weighted-average VCI result of 1.53 produced a payout of 200% of target for the cumulative VCI portion of the award, as shown below:

Cumulative VCI Result	Payout as % of Target
1.5 or greater	200%
1.3	100%
1.1	75%
Less than 1.1	0%

Payout Calculation:  The resulting payout was 140.3% of target incentive amounts, calculated as follows:

[50% * 80.66% (Cost per Barrel)] + [50% * 200% (Cumulative VCI)]

The following amounts were certified and paid in 2019 to the NEOs under the terms of these 2016 Performance Incentive Awards:

Name	Target Incentive Amount	Earned Incentive Amount Paid
Todd A. Stevens	$1,750,000	$2,455,250
Marshall D. Smith	$900,000	$1,262,700
Darren Williams	$525,000	$736,575
Charles F. Weiss	$481,250	$675,194
Michael L. Preston	$415,000	$582,245

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

Other Compensation and Benefits

In addition to the components of the executive compensation program described above, we provided the following programs to our NEOs.

Qualified Defined Contribution Plan – All of our employees, including our NEOs, were eligible to participate in a tax-qualified, defined contribution plan. The defined contribution plan provided for periodic cash contributions by us based on annual employee cash compensation and employee-elected deferrals. Employees were permitted to contribute into the plan a percentage of their annual salary and bonus up to the annual limit set by the Internal Revenue Service (“IRS”). Employees were able to direct their account balances to a variety of investments.

Nonqualified Defined Contribution Plans – Substantially all employees, including our NEOs, whose participation in our qualified defined contribution plan was limited by applicable tax laws were eligible to participate in our supplemental savings plan (the “SSP”), a nonqualified defined contribution plan, which provided additional retirement benefits outside of those limitations.

Annual allocations for each participant were generally intended to restore the amounts that would have been contributed to our qualified defined contribution plan but for certain tax law limitations, and certain employer allocations were subject to a vesting schedule that required the completion of three years of service. Vested account balances will be payable following separation from service.

Interest on SSP account balances was allocated monthly to each participant’s account based on the yield on five-year U.S. Treasury Constant Maturities plus 2% converted to a monthly allocation factor.

In addition, we sponsored a supplemental retirement plan (the “SRP II”), which was established for purposes of the assumption by us of certain liabilities under the Occidental Petroleum Corporation Supplemental Retirement Plan II, including those for all of our NEOs. All account balances under the SRP II were fully vested at all times and are credited with interest on a monthly basis based on the yield on five-year U.S. Treasury Constant Maturities plus 2% converted to a monthly allocation factor. No additional allocations were made under the SRP II other than the crediting of interest.

In order to provide greater financial planning flexibility to participants while not increasing costs under the plan, the SRP II allowed in-service distribution of a participant’s account at a specified age, but not earlier than age 60, as elected by the participant when initially participating in the plan. After a participant receives a specified age distribution, future allocations under the SRP II and earnings on those allocations are to be distributed in the first 70 days of each following year.

Nonqualified Deferred Compensation Plan – Certain management and other highly compensated employees (including each of our NEOs) were eligible to participate in our nonqualified deferred compensation plan (the “DCP”). Under the DCP, participants were able to elect to defer a portion of their base salary and annual bonus for a given year. For the year of deferral, we allocated an additional amount to a participant’s account equal to the sum of 7% (which is immediately vested) and 12% (which is subject to a vesting schedule that required the completion of three years of service) of the compensation deferred by the participant under the DCP to restore amounts that were not contributed to the qualified and nonqualified defined contribution plans due to such deferral of compensation under the DCP. Deferred amounts earned interest based on the yield on five-year U.S. Treasury Constant Maturities based on a monthly frequency plus 2%, converted to a monthly allocation factor. Vested account balances will be payable following separation from service, or upon attainment of a specified age elected by the participant.

Tax Preparation and Financial Planning – Our executives, including each of the NEOs, were eligible to receive reimbursement, up to certain annual limits, for income tax preparation, financial planning and investment advice, including legal advice related to tax and financial matters.

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Compensation Discussion and Analysis

Insurance – We offered a variety of health coverage options to all employees. NEOs participated in these plans on the same terms as other employees. In addition, for executives, including the NEOs, we paid for an annual comprehensive physical examination. We provided all employees with life insurance equal to twice the employee’s base salary. We also provided executives, including the NEOs, with excess liability insurance coverage.

Severance Benefits – We maintained a notice and severance pay plan that, in connection with a qualifying termination of employment, provided for up to 12 months of base salary and other insurance coverage, depending on years of service, for non-bargained employees, including the NEOs.

Employee Stock Purchase Plan – We adopted the California Resources Corporation 2014 Employee Stock Purchase Plan (the “ESPP”), effective January 1, 2015, which provided our employees (including our NEOs) the ability to purchase shares of our common stock at a price equal to 85% of the closing price of a share of our common stock as of either the first day of each offering period or the last day of each offering period, whichever amount was less.

The maximum number of shares of our common stock authorized to be issued pursuant to the ESPP is 1.5 million, subject to adjustment pursuant to the terms of the ESPP. In addition, participants in the ESPP were subject to certain limits on the number of shares that could be purchased in any given year and during any given offering period (a calendar quarter) under the ESPP.

Corporate Aircraft Use – Executives and directors could use the Company’s fractional interest in aircraft for personal travel, if space was available. The executives and directors reimbursed CRC for personal use of the Company’s fractional interest in aircraft, including any guests accompanying them, at not less than the standard industry fare level rate (which is determined annually by the IRS), or income was imputed and the executive or director was reimbursed for related taxes.

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2020 PROXY STATEMENT

Compensation Discussion and Analysis

2020 Compensation Program

In February 2020, the Compensation Committee made 2020 compensation program design decisions continuing to focus on paying for performance, retention of the current management team and managing shareholder dilution with a continued low stock price.

Compensation Program Changes Made for 2020

The Compensation Committee considered the favorable feedback received through stockholder outreach regarding the changes to the compensation program made in 2019 and determined that the structure of the program remained appropriate for 2020 with the following changes to the performance metrics under the program’s annual incentive awards:

•	Reduced weighting of EBITDAX component from 25% to 20%
•	Added a Sustainability Project Milestone component with a weighting of 5% to drive progress on our 2030 Sustainability Goals

2020 Compensation Program Elements

Our 2020 compensation program for our CEO and other NEOs is comprised of the following elements, which are discussed in more detail below:

2020 COMPENSATION PROGRAM ELEMENTS

Restricted Stock (40% of LTI) Time-vested 1/3 per year Stock- and cash- settled Long-Term Incentive (LTI) Annual Incentive Base Salary Performance Stock (50% of LTI) 3-year performance period 50% VCI (three-year average) 50% Relative Total Shareholder Return (TSR) – CRC vs. 2020 Peer Companies Stock-based, stock- and cash-settled Stock Options (10% of LTI) Vest 1/3 per year 7-year exercise period Exercise price 10% above grant date price Annual Incentive Award VCI (current year) EBITDAX Debt Sustainability Safety (combined injury and illness rate (IIR)) Spill prevention rate Net water supplied to agriculture Project milestones relating to water recycling renewable energy methane capture carbon capture workforce diversity and development community partnerships individual goals

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Compensation Discussion and Analysis

2020 Annual Incentive Design

The annual incentive component of our 2020 compensation program was designed to promote the achievement of financial, operating and strategic results that are aligned with creation of stockholder value. Based on feedback from stockholders to emphasize the quantitative portion of the award, the performance measures are comprised of quantitative financial and operational measures for 80% of the target annual incentive and qualitative individual objective measures for 20% of the target annual incentive.

Aligning performance criteria with our strategic areas of focus for the year, the Compensation Committee approved performance measures designed to encourage decision making that will enhance stockholder value creation. The Compensation Committee approved performance criteria based on expected results under CRC’s business plan at the time the criteria were established in February 2020. Target performance criteria were set at levels that would represent successful execution of the 2020 business plan, and maximum performance criteria were set at levels that would represent significant outperformance against the 2020 business plan.

Project milestones relating to water recycling, renewable energy, methane capture, carbon capture, workforce diversity and development and community partnerships were added for 2020 to drive progress toward our 2030 Sustainability Goals. Many of our 2030 Sustainability Goals are multi-year efforts, so the project milestone approach allows us to track interim progress during the current year against multi-year goals.

The table below provides the weightings for each performance measure as established by the Compensation Committee.

Performance Measure (1)	Component Weighting
Investment Value Creation Index (VCI) – current year	25%
Sustainability
- Safety - combined IIR	3.33%
- Spill prevention rate	3.33%
- Net water supplied to Ag	3.33%
- Project milestones relating to:	5%
Water recycling
Renewable energy
Methane capture
Carbon capture
Workforce diversity and development
Community partnerships
Liquidity Adjusted EBITDAX Net Debt	20% 20%
Total Quantitative Performance Measures	80%
Strategic and Individual Objectives	20%
Total	100%

(1)	Descriptions of the quantitative performance measures are as follows:

Performance Measure	Description
Value Creation Index (VCI)

We use a Value Creation Index (VCI) for project selection and capital allocation across our portfolio of opportunities. VCI is a ratio that measures the present value of the future cash flows from all development (new drills and capital workovers) in each plan year per discounted dollar of investment, calculated as A divided by B where “A” is the discounted expected future cash flows and “B” is the discounted capital invested for the plan year, excluding JV partner funding.

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Compensation Discussion and Analysis

Performance Measure	Description
Value Creation Index (VCI) (cont’d)

The discounted expected future cash flows of the 2020 investments will be calculated by taking our share of future revenues minus production costs and production taxes but before any general and administrative charges, interest expense, income taxes and other corporate payments. The future cash flow calculations will be based on the SEC price for each respective year and include impacts of hedges placed within the calendar year.  Discounting will be at 10% (consistent with SEC requirements).  Except as otherwise stated, all values will be determined consistently with SEC regulations.

Safety – Combined IIR	Injury and illness incidence rate of employees and contractors.
Spill prevention rate	(Boe produced minus net reportable oil spill volume) divided by Boe produced.
Net water supplied to agriculture	Water supplied to agriculture divided by fresh water purchased.
Project milestones relating to Water recycling Renewable energy Methane capture Carbon capture Workforce diversity and development Community partnerships

In order to advance our 2030 Sustainability Goals, which are multi-year endeavors, attainment of these metrics will be based on specific project milestones achieved during 2020 for each area.  See www.crc.com/sustainability for more information regarding our 2030 Sustainability Goals.

Adjusted EBITDAX	See Annex A for an example of CRC’s calculation of adjusted EBITDAX.
Net Debt	Face value of outstanding debt less unrestricted cash.

All executives are subject to the same Investment, Operations, and Liquidity quantitative measures.

2020 Long-Term Incentives

For 2020, the long-term incentives consist of a mix of time-vested restricted stock unit awards and performance-based awards, to promote retention and pay for performance. The total grant date values were allocated 40% to time-vested restricted stock unit awards and 60% to performance-based awards.  The performance-based awards consist of performance stock unit awards and stock options.

2020 LONG-TERM INCENTIVE MIX (percent of grant date value) Restricted Stock Units (RSU) 40% Premium-Priced Stock Options (10%) Performance Stock Units (PSU) 50%

2019 LONG-TERM INCENTIVE MIX (percent of grant date value) Stock Options Restricted Stock Units (RSU) 40% Performance Stock Units (PSU) 50%

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Compensation Discussion and Analysis

2020 Restricted Stock Unit Award – The 2020 Restricted Stock Unit Award (RSU Award) is a stock-based, stock- and cash- settled long-term incentive award intended to primarily promote retention and enhance alignment with stockholder interests through development of ownership in the Company with time-vested payouts. One-third of the RSU Awards vest at the end of each year during the three-year period commencing at the grant date. The RSU Award will be settled 50% in shares and 50% in cash with required tax withholding taken first from the cash portion of the payout.

2020 Performance Stock Unit Award – The 2020 Performance Stock Unit Award (PSU Award) is a stock-based, stock- and cash-settled long-term performance award with performance measures based 50% on relative total shareholder return and 50% on VCI, both measured over a three-year period. For payouts up to the target number of units, the PSU Award will be settled 50% in stock and 50% in cash. For payouts greater than the target number of units, the payout of such excess units will be settled in cash. Required tax withholding on payouts will be taken first from the cash portion of the payouts.

The performance measures for the 2020 PSU Award continue to focus the management team on making decisions that will enhance stockholder value over the long term. Utilization of the VCI measure drives our capital allocation decisions to ensure that we focus spending on the highest return projects over the long term as compared to our annual incentive VCI measure that rewards spending decisions for the one-year period. The relative total shareholder return measure directly ties compensation to shareholder returns.

The peer companies chosen for the relative total shareholder return performance measures under these awards are the same as those selected by the Compensation Committee for the 2020 Compensation Peer Group, as shown on page 37, excluding Carrizo Oil & Gas, Inc., due to its acquisition by Callon Petroleum Company.

The PSU Award will vest at the end of three years from the grant date based on achieved performance against pre-established performance criteria.

2020 Stock Options – The Compensation Committee granted stock options as part of the 2020 long-term incentive awards to further align executives with stockholders. The 2020 stock options were granted with an exercise price that was 10% above stock price on the grant date. The options will vest one-third at the end of each year during the three-year period commencing on the grant date and remain exercisable until the end of the seventh year following the grant date.

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Compensation Discussion and Analysis

Our Executive Compensation Process

Role of Compensation Committee

Our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). In its oversight role, the committee is responsible for making compensation decisions involving our CEO and other executive officers and evaluating performance for compensatory purposes.

Role of Management

Our CEO, Chairman and Vice President of Compensation and Benefits provided input to the Compensation Committee with respect to executive compensation, key job responsibilities, achievement of performance objectives and compensation program design. We believe these individuals provide helpful support to the Compensation Committee in these areas given their understanding of our business and personnel, compensation programs and competitive environment. The Compensation Committee is not obligated to accept management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss such matters outside of the presence of our management. During 2019, the Compensation Committee held one executive session.

Role of Independent Compensation Consultants

The Compensation Committee retained Meridian as its independent compensation consultant in January 2015, after considering all factors relevant to Meridian’s independence from our management and members of our Compensation Committee and determining that it was independent and without conflicts of interest under the Securities and Exchange Commission rules and the NYSE Listed Company Manual standards.

In 2019, Meridian was responsible for reviewing our executive compensation program, assisting in the design of our annual and long-term incentive programs and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of Meridian participated in all meetings of the committee during 2019, including executive sessions without management. Meridian provided no other services to CRC.

Use of Compensation Data

Over the course of the year, our Compensation Committee analyzed the comparative total compensation of our executive officers. To facilitate this analysis, Meridian provided the Compensation Committee with comparative Peer Group compensation data that included base salaries, annual incentive opportunities, and long-term incentive opportunities. This information reflected recent publicly available information and other market data. We believe that it provided our Compensation Committee with a sufficient basis to analyze the comparative total compensation of our executive officers.

Key Compensation Policies and Practices

Stock Ownership Guidelines

We have minimum stock ownership guidelines for senior executives. The target direct and indirect ownership level for the Chief Executive Officer is six times annual base salary, and for the other NEOs, is three times annual base salary. Executives are expected to attain their required ownership levels within five years of assuming their senior executive role. As of December 31, 2019, all of the NEOs were in compliance with the stock ownership guidelines, based on grant/purchase date stock values.

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Compensation Discussion and Analysis

Clawback Policy

Under the Company’s Compensation Recoupment and Clawback Policy, in the event the Company is required to restate its financial statements, the Company has the right to require in certain circumstances, and to the extent permitted by applicable law, the reimbursement of incentive compensation by a named executive officer whose fraud or misconduct either caused or contributed to the need for such restatement. Such incentive compensation generally includes any cash, equity, equity-based or other award under the LTIP, or an annual bonus or annual incentive plan of the Company.

Anti-Hedging and Anti-Pledging Policy

Under the Company’s Insider Trading Policy, all directors, officers and employees, including the named executive officers, are prohibited from hedging, buying or selling options, engaging in short sales, or trading prepaid variable forwards, equity swaps, exchange funds, forward-sale contracts, collars or other derivatives or monetizations on Company securities. In addition, all directors, officers and employees, including named executive officers, may not pledge or mortgage Company securities as collateral for a loan, or hold Company securities in a margin account.

Compensation Risk Management

Our compensation programs are designed to motivate and reward our employees for their performance during the current year and over the long term, and for taking appropriate business risks to enhance CRC’s business performance. The Compensation Committee has analyzed CRC’s employee compensation programs and policies and believes that they are not reasonably likely to have a material adverse effect on CRC. CRC’s compensation programs do not encourage unnecessary or excessive risk-taking and any potential risk that the executive compensation program could influence behavior that would be inconsistent with the overall interests of CRC and its stockholders is mitigated by several factors:

•	Target compensation mix utilizes a balance of salary, annual incentives and long-term equity compensation vesting over three years
•	Transparent financial and operational metrics that are readily ascertainable from publicly-filed information
•	External performance metrics, such as relative total shareholder return, for a portion of the long-term performance-based incentive awards
•	Forfeiture and clawback provisions for incentive award compensation in the event of a restatement of our financial statements or violation of CRC’s Code of Business Ethics

Tax Considerations

Together with the Compensation Committee, the Company carefully reviews and takes into account current tax law and regulations as they relate to the design of our compensation programs and related decisions.  Prior to the enactment of tax reform legislation signed into law on December 22, 2017, which was originally known as the Tax Cuts and Jobs Act (the “TCJA”), Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limited a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain NEOs, unless the compensation was performance-based as defined under federal tax laws. Subject to certain transitional rules, the TCJA has repealed the exemption for performance-based compensation from the deduction limitation of Section 162(m) of the Code for taxable years beginning after 2017. The Compensation Committee historically reviewed and considered the deductibility of our executive compensation programs; and provided compensation that was not fully deductible when necessary to retain and motivate certain executive officers and when it was in the best interest of the Company and our stockholders. To the extent compensatory awards are not covered by the transitional rules, the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code will no longer be available to the Company and annual compensation paid to certain executives in excess of $1 million will not be deductible.

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Compensation Committee Report

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2020 Annual Meeting of Stockholders.

Compensation Committee,

Justin A. Gannon

Harry T. McMahon

Avedick B. Poladian

Laurie A. Siegel

February 18, 2020

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 Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table (SCT)

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name	Year	Salary	Bonus	Awards (2)	Awards (2)	Compensation (3)	Earnings (4)	Compensation (5)	Total (1)
Todd A. Stevens	2019	$875,000	$0	$4,860,022	$540,002	$3,756,250	$34,615	$431,188	$10,497,077
President and Chief	2018	$867,308	$0	$4,680,020	$520,008	$1,200,000	$36,953	$430,368	$7,734,657
Executive Officer	2017	$825,000	$0	$2,400,000	$0	$1,170,000	$19,178	$440,483	$4,854,661
Marshall D. Smith	2019	$600,000	$0	$1,800,020	$200,013	$2,073,700	$9,699	$271,941	$4,955,373
Senior Executive Vice	2018	$600,000	$0	$1,710,022	$190,009	$750,000	$7,648	$300,821	$3,558,500
President and	2017	$600,000	$0	$950,000	$0	$850,000	$2,783	$322,349	$2,725,132
Chief Financial Officer
Darren Williams	2019	$450,000	$0	$990,019	$110,010	$1,223,194	$5,958	$184,374	$2,963,555
Executive Vice President–	2018	$450,000	$0	$945,005	$105,010	$510,000	$4,666	$200,368	$2,215,049
Operations and Geoscience	2017	$450,000	$0	$500,000	$0	$550,000	$1,735	$202,424	$1,704,159
Charles F. Weiss	2019	$440,000	$0	$1,035,024	$115,009	$1,216,575	$15,159	$181,850	$3,003,617
Executive Vice President–	2018	$437,692	$0	$990,030	$110,010	$425,000	$16,982	$188,979	$2,168,693
Public Affairs	2017	$425,000	$0	$550,000	$0	$470,000	$9,126	$181,450	$1,635,576
Michael L. Preston(6)	2019	$439,231	$0	$967,528	$107,511	$1,088,245	$14,198	$175,530	$2,792,243
Senior Executive Vice President, Chief
Administrative Officer
and General Counsel

(1)

Amounts shown for 2019 and 2017 do not fully reflect the compensation decisions made for those years. See the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table on page 60.

(2)

The amounts shown for each year represent the grant date fair value of the awards granted in that year as computed in accordance with U.S. generally accepted accounting principles (GAAP) and Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, as more fully described in Note 11 (for 2019 and 2018) and Note 10 (for 2017) to the Consolidated Financial Statements in CRC’s Form 10-K for the year ended December 31 of the indicated year. For 2019 and 2018, awards reported in the Stock Awards column reflect the value of both time-vested restricted stock units and performance-vested performance stock units. For 2017, amounts reported in the Stock Awards column reflect the grant date value of restricted stock units, the vesting of which is contingent solely on the NEO’s continued service with us. For all years, the ultimate payout value may be significantly more or less than the amount shown in the table, depending on the value of CRC stock on the award certification date. For performance stock units granted in 2019 and 2018, there is a possibility of no payout depending on the outcome of the performance criteria.  At the maximum performance payout level, the 2019 amounts would be $ 7,560,031, $2,800,026, $1,540,020, $1,610,035, and $1,505,046, for Messrs. Stevens, Smith, Williams, Weiss, and Preston, respectively, at the grant date share price.

(3)

The amounts shown include the annual incentive award, which was paid in the first quarter of the year following the year in which it was earned. Also, for 2019, the amounts include the payout under the 2016 Performance Incentive Awards, based on performance during the period 2016 – 2019, as shown in the table below. See the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table on page 60.

Name	Year	Annual Incentive Award	2016 PIA Award Payout
Todd A. Stevens	2019	$1,301,000	$2,455,250
	2018	$1,200,000	$0
	2017	$1,170,000	$0
Marshall D. Smith	2019	$811,000	$1,262,700
	2018	$750,000	$0
	2017	$850,000	$0
Darren Williams	2019	$548,000	$675,194
	2018	$510,000	$0
	2017	$550,000	$0
Charles F. Weiss	2019	$480,000	$736,575
	2018	$425,000	$0
	2017	$470,000	$0
Michael L. Preston	2019	$506,000	$582,245
(4)

The amounts shown are the portion of each executive’s interest credited on nonqualified deferred compensation plan balances that was in excess of 120% of the long-term applicable federal rate, compounded monthly, as prescribed under Section 1274(d) of the Code.

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 Executive Compensation Tables

(5)	The following table shows “All Other Compensation” amounts for 2019.

All Other Compensation

	Todd A.	Marshall D.	Darren	Charles F.		Michael L.
	Stevens	Smith	Williams	Weiss		Preston
Qualified Plan(a)	$37,000	$37,000	$37,000	$37,000		$17,400
Supplemental Plan(b)	$367,658	$223,020	$145,215	$126,262		$155,684
Personal Benefits	$26,530 (c)	$5,921 (d)	$2,159 (e)	$18,588	(f)	$2,446	(g)
Relocation Benefits	$0	$6,000	$0	$0		$0
Total	$431,188	$271,941	$184,374	$181,850		$175,530

(a)	The amount shown reflects the Company matching and retirement contributions to the qualified defined contribution savings plan–the California Resources Corporation Savings Plan (the “Qualified Plan”).
(b)

The amount shown is the Company contributions to the nonqualified defined contribution plan–the California Resources Corporation Supplemental Savings Plan (the “Supplemental Plan”), which restores amounts limited by IRS limits on the Qualified Plan.

(c)	Includes tax preparation and financial counseling ($25,230) and excess liability insurance.
(d)	Includes tax preparation and financial counseling and excess liability insurance.
(e)	Includes tax preparation and financial counseling and excess liability insurance.
(f)	Includes tax preparation and financial counseling ($17,917) and excess liability insurance.
(g)	Includes tax preparation and financial counseling and excess liability insurance.
(6)	Mr. Preston was not an NEO in 2018 or 2017. Compensation paid for years in which the executive was not an NEO are not disclosed in the SCT.

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 Executive Compensation Tables

Grants of Plan-Based Awards

The table below summarizes the following plan-based awards granted in 2019 to our NEOs: Annual Incentive Awards, Restricted Stock Unit Awards (RSU), Performance Stock Unit Awards (PSU), and Stock Option Awards (Options).

									Exercise	Grant Date
								All Other	or Base	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Price of	of Stock and
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Option	Option
		Plan Awards			Plan Awards			Shares or Units	Awards	Awards
Name / Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Grant	Date	($)	($)	($)	(# Shares)	(# Shares)	(# Shares)	(# Shares)	($)	($)
Todd A. Stevens
Annual Incentive(1)		$16,074	$962,500	$1,925,000
RSU(2)	2/19/2019							99,494		$2,160,015
PSU(3)	2/19/2019				31,092	124,367	248,734			$2,700,008
Options (4)	2/19/2019							41,699	$23.88	$540,002
Marshall D. Smith
Annual Incentive(1)		$10,020	$600,000	$1,200,000
RSU(2)	2/19/2019							36,850		$800,014
PSU(3)	2/19/2019				11,516	46,062	92,124			$1,000,006
Options (4)	2/19/2019							15,445	$23.88	$200,013
Darren Williams
Annual Incentive(1)		$6,764	$405,000	$810,000
RSU(2)	2/19/2019							20,268		$440,018
PSU(3)	2/19/2019				6,334	25,334	50,668			$550,001
Options (4)	2/19/2019							8,495	$23.88	$110,010
Charles F. Weiss
Annual Incentive(1)		$5,878	$352,000	$704,000
RSU(2)	2/19/2019							21,189		$460,013
PSU(3)	2/19/2019				6,622	26,486	52,972			$575,011
Options (4)	2/19/2019							8,881	$23.88	$115,009
Michael L. Preston
Annual Incentive(1)		$6,246	$374,000	$748,000
RSU(2)	2/19/2019							19,807		$430,010
PSU(3)	2/19/2019				6,190	24,759	49,518			$537,518
Options (4)	2/19/2019							8,302	$23.88	$107,511

(1)	Payout of annual incentive ranges from 0% to 200% of target. Threshold amounts shown at 1.67% of target, calculated based on threshold payout of the lowest weighted performance metric under the award.
(2)

The amounts shown represent the estimated grant date fair value of the full number of units granted as computed in accordance with FASB ASC Topic 718, as more fully described in Note 11 to Consolidated Financial Statements in CRC’s Form 10-K for the year ended December 31, 2019. These units become non-forfeitable ratably over the three-year period beginning on the grant date.

(3)

Payout under the PSU Awards ranges from 0% to 200% of target based on performance during the three-year period from January 1, 2019 through December 31, 2021. The threshold amount is shown at 25% of target, calculated based on threshold payout under one of the two performance metrics under the award. The PSU Awards will vest on February 18, 2022.

(4)

The Option Awards have an exercise price that is 10% higher than the price on the grant date. The amounts shown represent the estimated grant date fair value of the full number of options granted as computed in accordance with FASB ASC Topic 718, as more fully described in Note 11 to Consolidated Financial Statements in CRC’s Form 10-K for the year ended December 31, 2019.

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 Executive Compensation Tables

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The SCT Totals shown for 2019 and 2017 do not reflect the timing of compensation decisions made for those years, since cash-based Performance Incentive Awards (PIA awards) granted in February 2017 and August 2016 are reported in the year paid instead of the year granted.

The PIA awards were granted only in 2017 and 2016 and are not equity-based and, therefore, will instead be reported, to the extent earned, in the SCT for 2020 and 2019, respectively, which will result in higher totals for those payout years. The significant increases in the SCT totals for 2018 compared to 2017 and 2019 compared to 2018 are primarily due to this SCT reporting requirement, not due to significant changes in the compensation packages approved by the Compensation Committee for those years.

The table below shows alternative totals which remove for 2019 the payout amounts received for the 2016 PIA awards and add the amounts for 2017 for the PIA awards granted in 2017.  Mr. Preston’s 2018 and 2017 values are omitted from the table since he was not an NEO in 2018 or 2017 and compensation for those years has not been reported.

Name	Year	Combined Incentive Awards (Stock Awards, Option Awards and Non- Equity Incentive Compensation) as Shown in SCT Above	Add Long-Term Incentive PIA Award Target Value Not Included in Year of Grant in SCT Above	Subtract PIA Award Payout Value Included in Year of Payout as Non-Equity Incentive Compensation in SCT Above	Alternative Combined Incentive Awards Reflecting Timing of Grant Decisions	Alternative Total with PIA Awards Reflected in Year of Grant
Todd A. Stevens	2019	$9,156,274	$0	$(2,455,250)	$6,701,024	$8,041,827
	2018	$6,400,028	$0	$0	$6,400,028	$7,734,657
	2017	$3,570,000	$2,400,000	$0	$5,970,000	$7,254,661
Marshall D. Smith	2019	$4,073,733	$0	$(1,262,700)	$2,811,033	$3,692,673
	2018	$2,650,031	$0	$0	$2,650,031	$3,558,500
	2017	$1,800,000	$950,000	$0	$2,750,000	$3,675,132
Darren Williams	2019	$2,323,223	$0	$(675,194)	$1,648,029	$2,288,361
	2018	$1,560,015	$0	$0	$1,560,015	$2,215,049
	2017	$1,050,000	$500,000	$0	$1,550,000	$2,204,159
Charles F. Weiss	2019	$2,366,608	$0	$(736,575)	$1,630,033	$2,267,042
	2018	$1,525,040	$0	$0	$1,525,040	$2,168,693
	2017	$1,020,000	$550,000	$0	$1,570,000	$2,185,576
Michael L. Preston	2019	$2,163,284	$0	$(582,245)	$1,581.039	$2,209,998

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 Executive Compensation Tables

Outstanding Equity Awards at December 31, 2019

The table below sets forth the outstanding equity awards held as of December 31, 2019 by our NEOs, including Performance Stock Unit Awards (PSU), Restricted Stock Unit Awards (RSU) and Stock Option Awards (Options).

		Option Awards				Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
						Number		Plan	Payout
						of		Awards:	Value of
						Shares	Market	Number of	Unearned
		Number of	Number of			or Units	Value of	Unearned	Shares,
		Securities	Securities			of Stock	Shares or	Shares, Units	Units or
		Underlying	Underlying			That	Units That	or Other	Other Rights
		Unexercised	Unexercised	Option	Option	Have Not	Have Not	Rights That	That Have
Name / Type	Grant	Options (#)	Options (#)	Exercise	Expiration	Vested	Vested	Have Not	Not Vested
of Grant	Date	Exercisable	Unexercisable	Price ($)	Date	(#)	($)(1)	Vested (#)	($)(1)
Todd A. Stevens
PSU(2)	2/21/2018							141,767	$1,280,156
PSU(3)	2/19/2019							124,367	$1,123,034
RSU(4)	2/13/2017					42,530	$384,046
RSU(5)	2/21/2018					75,609	$682,749
RSU(6)	2/19/2019					99,494	$898,431
Options(7)	12/1/2014	151,516	0	$81.10	11/30/2021
Options(8)	8/5/2015	66,667	0	$42.00	8/4/2022
Options(9)	2/21/2018	17,299	34,598	$20.17	2/20/2025
Options(10)	2/19/2019	0	41,699	$23.88	2/18/2026
Marshall D. Smith
PSU(2)	2/21/2018							51,800	$467,754
PSU(3)	2/19/2019							46,062	$415,940
RSU(4)	2/13/2017					16,835	$152,020
RSU(5)	2/21/2018					27,626	$249,463
RSU(6)	2/19/2019					36,850	$332,756
Options(7)	12/1/2014	90,910	0	$81.10	11/30/2021
Options(8)	8/5/2015	26,667	0	$42.00	8/4/2022
Options(9)	2/21/2018	6,321	12,642	$20.17	2/20/2025
Options(10)	2/19/2019	0	15,445	$23.88	2/18/2026
Darren Williams
PSU(2)	2/21/2018							28,626	$258,493
PSU(3)	2/19/2019							25,334	$228,766
RSU(4)	2/13/2017					8,860	$80,006
RSU(5)	2/21/2018					15,266	$137,852
RSU(6)	2/19/2019					20,268	$183,020
Options(7)	12/1/2014	60,607	0	$81.10	11/30/2021
Options(8)	8/5/2015	18,334	0	$42.00	8/4/2022
Options(9)	2/21/2018	3,494	6,986	$20.17	2/20/2025
Options(10)	2/19/2019	0	8,495	$23.88	2/18/2026
Charles F. Weiss
PSU(2)	2/21/2018							29,990	$270,810
PSU(3)	2/19/2019							26,486	$239,169
RSU(4)	2/13/2017					9,746	$88,006
RSU(5)	2/21/2018					15,994	$144,426
RSU(6)	2/19/2019					21,189	$191,337
Options(7)	12/1/2014	51,516	0	$81.10	11/30/2021
Options(8)	8/5/2015	20,000	0	$42.00	8/4/2022
Options(9)	2/21/2018	3,660	7,319	$20.17	2/20/2025
Options(10)	2/19/2019	0	8,881	$23.88	2/18/2026
Michael L. Preston
PSU(2)	2/21/2018							28,626	$258,493
PSU(3)	2/19/2019							24,759	$223,574
RSU(4)	2/13/2017					7,088	$64,005
RSU(5)	2/21/2018					15,266	$137,852
RSU(6)	2/19/2019					19,807	$178,857
Options(7)	12/1/2014	30,304	0	$81.10	11/30/2021
Options(8)	8/5/2015	12,000	0	$42.00	8/4/2022
Options(9)	2/21/2018	3,494	6,986	$20.17	2/20/2025
Options(10)	2/19/2019	0	8,302	$23.88	2/18/2026

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(1)

The amounts shown represent the product of the number of shares or units shown in the column immediately to the left and the closing price on December 31, 2019, the last trading day of 2019, of our common stock as reported in the NYSE Composite Transactions, which was $9.03.

(2)

These PSU awards are subject to the achievement of performance goals over a three-year period from January 1, 2018 to December 31, 2020.  The units are forfeitable until the later of February 20, 2021 and the certification by our Compensation Committee that the achievement of the performance threshold was met.

(3)

These PSU awards are subject to the achievement of performance goals over a three-year period from January 1, 2019 to December 31, 2021.  The units are forfeitable until the later of February 18, 2022 and the certification by our Compensation Committee that the achievement of the performance threshold was met.

(4)	The units vest on February 12, 2020.
(5)	One-half of the units vest on each of the following dates: February 20, 2020 and February 20, 2021.
(6)	One-third of the units vest on each of the following dates: February 18, 2020, February 18, 2021 and February 18, 2022.
(7)

The exercise price was set at 10% above the closing market price of CRC stock on the grant date, as adjusted for our 1-for-10 reverse stock split on May 31, 2016. Unexercised options expire on November 30, 2021.

(8)	The exercise price is equal to the closing market price of CRC stock on the grant date, as adjusted for our 1-for-10 reverse stock split on May 31, 2016. Unexercised options expire on August 4, 2022.
(9)

The exercise price is 10% above the closing market price of CRC stock on the grant date. The unexercisable options become exercisable one-half each on February 20, 2020 and February 20, 2021. Unexercised options expire on February 20, 2025.

(10)

The exercise price is 10% above the closing market price of CRC stock on the grant date. The unexercisable options become exercisable one-third each on February 18, 2020, February 18, 2021 and February 18, 2022. Unexercised options expire on February 18, 2026.

Option Exercises and Stock Vested in 2019

The following table summarizes, for our NEOs, the CRC option and stock awards exercised or vested during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Todd A. Stevens	0	$0	101,852	$2,228,294
Marshall D. Smith	0	$0	39,706	$859,065
Darren Williams	0	$0	23,468	$499,795
Charles F. Weiss	0	$0	25,483	$539,348
Michael L. Preston	0	$0	18,232	$409,157

(1)	The amounts shown represent the product of the number of shares acquired on vesting and the closing price on the vesting date.

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 Executive Compensation Tables

2019 Nonqualified Deferred Compensation Table

The following table sets forth for 2019 the contributions, earnings, withdrawals and balances under the SSP, SRP II and the DCP in which the NEOs participated. The NEOs were fully vested in their respective aggregate balances shown below, which include amounts CRC assumed from Occidental plans in connection with the Spin-off. For additional information relating to these plans, see “Nonqualified Defined Contribution Plans” and “Nonqualified Deferred Compensation Plan,” above.

					Aggregate
		Executive	Company	Aggregate	Withdrawals/	Aggregate
		Contributions	Contributions	Earnings	Distributions	Balance
		in 2019	in 2019	in 2019	in 2019	at 12/31/2019
Name	Plan	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)
Todd A. Stevens	SSP	$0	$367,658	$51,464	$0	$1,732,340
	SRP II	$0	$0	$51,558	$0	$1,303,641
	DCP	$0	$0	$40,637	$20,855	$1,023,547
Marshall D. Smith	SSP	$0	$223,020	$36,415	$0	$1,186,955
	SRP II	$0	$0	$785	$0	$19,858
Darren Williams	SSP	$0	$145,215	$22,525	$0	$742,034
	SRP II	$0	$0	$299	$0	$7,548
Charles F. Weiss	SSP	$0	$126,262	$19,536	$0	$644,242
	SRP II	$0	$0	$45,961	$0	$1,162,134
Michael L. Preston	SSP	$0	$155,684	$19,065	$0	$665,849
	SRP II	$0	$0	$40,102	$0	$1,013,989

(1)

No employee contributions are permitted in the SSP or SRP II. The amounts reported in this column were deferred at the election of the executive and are also included in the amounts reported in the “Salary” column of the Summary Compensation Table for 2019.

(2)	Amounts represent Company contributions to the SSP and DCP and are reported under “All Other Compensation” in the Summary Compensation Table for 2019.
(3)

The amounts reported in this column represent aggregate interest as provided in the plans that accrued during 2019 and include excess earnings which are reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table for 2019.

(4)	Distribution made in March 2019 in accordance with a specified age election described under “Nonqualified Deferred Compensation Plan” above.
(5)

The amounts reported in this column reflect the total balance of the NEO’s accounts in the plans as of December 31, 2019. The total amount previously reported in the Summary Compensation Table for each of the NEOs was as follows: Mr. Stevens - $2,173,510; Mr. Smith - $1,138,838; Mr. Williams - $708,082; Mr. Weiss - $651,562; and Mr. Preston - $169,882.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.

For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our CEO) was $154,051.
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table on page 57, was $10,497,077.
•	Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was reasonably estimated to be 68 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•

We determined that, as of December 31, 2019 (which is the date we chose to identify our median employee), our employee population consisted of approximately 1,250 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020 (our “Annual

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 Executive Compensation Tables

Report”)). This population consisted of our full-time, part-time, and temporary employees, as we do not have seasonal workers.
•

We used the total compensation reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2019 as a consistently applied compensation measure to identify our median employee. We did not make any assumptions, adjustments, or estimates with respect to the W-2 wages, and we did not annualize the compensation for any employees that were not employed by us for all of 2019. We believe the use of W-2 wages, as applicable, is the most appropriate compensation measure since it includes the total taxable compensation received by our employees in 2019.

•

We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our CEO, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•

After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2019 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $154,051.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included on page 57 and incorporated by reference under Item 11 of Part III of our Annual Report.

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 Executive Compensation Tables

Potential Payments upon Termination or Change in Control

Summary

Payments and other benefits payable to NEOs in various termination circumstances and a change in control were subject to certain policies, plans and agreements. Following is a summary of the material terms of these arrangements.

Under our Notice and Severance Pay Plan, employees terminated due to job elimination or relocation who are not offered continued employment by CRC were eligible for up to 12 months of base salary depending on years of service, two months of contributions pursuant to CRC’s qualified and nonqualified savings plans with immediate vesting of any unvested balances, and continued medical and dental coverage for the applicable notice and severance period at the active employee rate.

Awards under our Long-Term Incentive Plan have provisions that, in the event of a change in control followed by a termination, provide for the full acceleration of awards granted under such plan to become fully vested and exercisable unless the plan administrator determines, prior to the occurrence of the event, that benefits will not accelerate.

Except as described in this summary and below under “Potential Payments,” we did not have any other agreements or plans that would have required us to provide compensation to our NEOs in the event of a termination of employment or a change in control.

Potential Payments

In the discussion that follows, payments and other benefits that would have been payable upon various terminations and change in control situations are set out as if the conditions for payments had occurred and the terminations took place on December 31, 2019, and reflect the terms of applicable plans and long-term incentive award agreements then in effect. None of our NEOs had employment agreements. The amounts set forth below are estimates of the amounts that would have been paid to each NEO upon his termination. The disclosures below do not take into consideration any requirements under Section 409A of the Code, which could have affected, among other things, the timing of payments and distributions.

The following payments and benefits, which are potentially available on a non-discriminatory basis to all full-time salaried employees when their employment terminates, are not included in the amounts shown below:

•	Notice and Severance Pay Plan payments and benefits, payable if the employee’s job was either eliminated or relocated and the employee was not offered continued employment.
•	Life insurance proceeds equal to two times base salary, payable on death as was available to all eligible employees.
•	Payout of unused accrued vacation.

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The following is a summary of the payments and benefits each of our NEOs would have been entitled to receive if the event specified occurred as of December 31, 2019.

	Retirement with	Termination by	Change in
	CRC Consent, Death,	Executive or	Control with
	Disability, Termination	Termination	Termination
Benefits and Payments Upon Termination	without Cause	for Cause	as Result
Todd A. Stevens
Annual Incentive Award(1)	$1,301,000	$0	$1,301,000
RSU Awards(2)	$891,113	$0	$1,965,226
PSU Awards(3)	$1,116,884	$0	$2,403,190
PIA Awards(4)	$2,305,753	$0	$2,400,000
Option Awards(5)	$0	$0	$0
Total	$5,614,750	$0	$8,069,416
Marshall D. Smith
Annual Incentive Award(1)	$811,000	$0	$811,000
RSU Awards(2)	$337,208	$0	$734,238
PSU Awards(3)	$409,710	$0	$883,694
PIA Awards(4)	$912,694	$0	$950,000
Option Awards(5)	$0	$0	$0
Total	$2,470,611	$0	$3,378,932
Darren Williams
Annual Incentive Award(1)	$547,000	$0	$547,000
RSU Awards(2)	$182,563	$0	$400,878
PSU Awards(3)	$226,101	$0	$487,259
PIA Awards(4)	$480,365	$0	$500,000
Option Awards(5)	$0	$0	$0
Total	$1,436,029	$0	$1,935,136
Charles F. Weiss
Annual Incentive Award(1)	$480,000	$0	$480,000
RSU Awards(2)	$194,843	$0	$423,769
PSU Awards(3)	$236,731	$0	$509,978
PIA Awards(4)	$528,402	$0	$550,000
Option Awards(5)	$0	$0	$0
Total	$1,439,976	$0	$1,963,747
Michael L. Preston
Annual Incentive Award(1)	$506,000	$0	$506,000
RSU Awards(2)	$167,247	$0	$380,714
PSU Awards(3)	$224,604	$0	$482,067
PIA Awards(4)	$384,292	$0	$400,000
Option Awards(5)	$0	$0	$0
Total	$1,282,143	$0	$1,768,780

(1)

The annual incentive award provided for a pro rata payout in the event of death or disability at any time during the year and in the event of retirement with consent or termination without cause after June 30, 2019. Amount shown is the annual incentive award that would have been payable, based on the amounts that were approved by the Compensation Committee as disclosed in the Summary Compensation Table.

(2)

In the event of retirement with consent, termination without cause, death or disability, a pro rata portion of the RSU awards would have been forfeited. In the event of death or disability, the remainder would have become payable immediately. In the event of change in control with termination as a result of the change in control, the full awards would have been payable immediately. Amounts shown represent the product of the number of shares/units that would have become vested upon occurrence of the indicated event and $9.03, the closing price of CRC common stock on December 31, 2019, the last trading day of the year.

(3)

In the event of retirement with consent or termination without cause, a pro rata portion of the PSU Awards would have been forfeited and the remainder would have remained subject to the performance criteria through the award certification date. In the event of death or disability, a pro rata portion of the target award would have become payable immediately. In the event of change in control with termination as a result of the change in control, the award, adjusted for actual performance through the event date, would have been payable immediately. Amounts shown reflect target payout and represent the product of the number of units that would have become vested upon occurrence of the indicated event and $9.03, the closing price of CRC common stock on December 31, 2019, the last trading day of the year.

(4)

In the event of retirement with consent or termination without cause, a pro rata portion of the PIA target incentive amount would have been forfeited and the remainder would have remained subject to the performance criteria through the award certification date. In the event of death or disability, a pro rata portion of the target incentive amount would have become payable immediately. In the event of change in control with termination as a result of the change in control, the target incentive amount, adjusted for actual performance through the event date, would have been payable immediately. Amounts shown reflect target payout.

(5)

Under the terms of the option awards, options would have become (i) vested fully or prorated based upon the earlier of the executive’s termination of employment for retirement, disability, death, or involuntary termination or (ii) fully vested upon termination of employment as a result of a change in control. Option award values are $0 because in each case the option exercise price was greater than $9.03, the price of CRC common stock on December 31, 2019.

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 Director Compensation

Director Compensation

Program Objectives

Our director compensation program is designed to be consistent with the programs of our Peer Group.

The following matters were considered important to development of our director compensation program:

•	Market practices of our peer companies targeting a compensation package that is at or below the median of this group.
•	The need to recruit and retain independent directors.

Program Elements

For 2019, the equity award was changed to be vested on the grant date, instead of one year after the grant date in prior years. The elements of our 2019 outside director compensation program were as follows:

•	An annual cash board retainer of $90,000, paid in equal monthly installments.
•	An additional annual cash retainer of $100,000 for our Chairman.
•	An additional annual cash retainer of $25,000 for the Lead Independent Director.
•	An additional annual cash retainer of $20,000 for the audit and compensation committee chairpersons and $15,000 for the other committee chairpersons.
•	An annual equity award of our common stock equivalent to $175,000 on the grant date.
•

A stock ownership guideline of five times the annual cash board retainer applies to outside directors who are expected to attain this target ownership level within five years of election to our Board of Directors.  As of December 31, 2019, all of our outside directors were in compliance with the stock ownership guideline, based on the grant/purchase date stock values.

2019 Compensation of Directors

The following table sets forth the total compensation for 2019 for each of the non-employee directors who served in 2019:

	Fees Earned or Paid in		Change in Pension Value and Nonqualified Deferred		All Other
Name	Cash	Stock Awards(1)	Compensation		Compensation		Total
William E. Albrecht	$190,000	$175,004	$1,535	(2)	$12,000	(3)	$378,539
Justin A. Gannon	$110,000	$175,004	$0		$0		$285,004
Harold M. Korell	$115,000	$175,004	$0		$0		$290,004
Harry T. McMahon	$110,000	$175,004	$0		$15,000	(3)	$300,004
Richard W. Moncrief	$105,000	$175,004	$0		$0		$280,004
Avedick B. Poladian	$90,000	$175,004	$0		$15,000	(3)	$280,004
Anita M. Powers	$90,000	$175,004	$0		$0		$265,004
Laurie A. Siegel	$87,000	$175,004	$0		$5,000	(3)	$267,004
Robert V. Sinnott	$105,000	$175,004	$0		$26,500	(3)	$306,504

(1)

Stock Awards represent the aggregate grant date fair value attributable to stock awards granted in 2019. The awards were valued based on the closing price of CRC common stock on the date of the grant, May 10, 2019, which was $20.09 per share. The number of shares granted was calculated based on the target value of the grant divided by the closing price of CRC common stock on the date of the grant, resulting in a grant of 8,711 shares to each non-employee director. The equity awards vested at the grant date. As of December 31, 2019, Mr. Albrecht also held 127,678 stock options.

(2)

Amount shown is the portion of interest credited in 2019 on nonqualified deferred compensation balances that was in excess of 120% of the long-term applicable federal rate, compounded monthly, as prescribed under Section 1274(d) of the Code.

(3)	Amounts attributable solely to charitable matching gifts.

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 Stock Ownership Information

Stock Ownership Information

Security Ownership of Directors, Management and Certain Beneficial Holders

The following table sets forth certain information regarding beneficial ownership of common stock as of March 9, 2020 (unless otherwise indicated) of (1) each person known by us to own beneficially more than 5% of our outstanding common stock (based on Schedule 13G or Schedule 13D filings with the SEC), (2) our NEOs (as defined herein), (3) each of our directors and director nominees, and (4) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

	Amount of	Percent of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Class(3)
State Street Corporation (4)	4,347,530	8.81%
The Vanguard Group (5)	4,169,984	8.45%
BlackRock, Inc. (6)	3,419,493	6.93%
William E. Albrecht	220,561	*
Justin A. Gannon	37,400	*
Harold M. Korell	63,166	*
Harry T. McMahon (7)	78,008	*
Richard W. Moncrief	36,681	*
Avedick B. Poladian	48,439	*
Anita M. Powers	13,231	*
Laurie A. Siegel	15,196	*
Robert V. Sinnott	29,965	*
Todd A. Stevens	543,417	*
Michael L. Preston	112,568	*
Marshall D. Smith	261,502	*
Charles F. Weiss (8)	156,017	*
Darren Williams	157,011	*
Executive officers and directors as a group (consisting of 17 persons)	2,018,606	4.09%
*	Less than 1%.
(1)	Unless otherwise noted below, the address for each beneficial owner is c/o California Resources Corporation, 27200 Tourney Road, Suite 200, Santa Clarita, California 91355.
(2)

Includes the following number of options which are exercisable within 60 days: Albrecht – 127,678; Stevens – 266,681; Preston – 52,059; Smith – 135,368; Weiss – 81,797; Williams – 88,760; Executive officers and directors as a group – 865,589.

(3)	Except as otherwise noted below, based on total shares outstanding of 49,358,891 as of March 9, 2020.
(4)

Based on a Schedule 13G filed with the SEC on February 13, 2020 by State Street Corporation (“State Street”). State Street has (i) shared voting power with respect to 4,168,300 shares of common stock, and (ii) shared dispositive power with respect to 4,347,506 shares of common stock. In this Schedule 13G, State Street also states that its subsidiary, SSGA Funds Management, Inc., has an aggregate beneficial ownership of 3,441,813 shares of our common stock or 7.01% of the class, and has (i) shared voting power with respect to 3,423,268 shares of common stock; and (ii) shared dispositive power with respect to 3,441,813 shares of common stock. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(5)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”). Vanguard has (i) sole voting power with respect to 49,257 shares of common stock, (ii) shared voting power with respect to 5,990 shares of common stock; (iii) sole dispositive power with respect to 4,123,836 shares of common stock, and (iv) shared dispositive power with respect to 46,148 shares of common stock. Vanguard’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

Based on a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”). BlackRock has (i) sole voting power with respect to 3,301,610 shares of common stock, and (ii) sole dispositive power with respect to 3,419,493 shares of common stock. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.

(7)	All 78,008 shares of common stock are held in the McMahon Trust.
(8)	Includes 2,376 shares of common stock held in the Weiss Family Trust.

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 Stock Ownership Information

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and related regulations require our Section 16 officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Section 16 officers, directors and greater than 10% beneficial owners are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms we received, we believe that, during the fiscal year ended December 31, 2019, our Section 16 officers, directors and greater than 10% beneficial owners timely complied with all applicable filing requirements of Section 16(a), except that one Form 4 regarding a sale of 10,000 shares of common stock by Mr. Albrecht was filed late.

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Proposals Requiring Your Vote

Proposals Requiring Your Vote

Proposal 1: Election of Directors

In 2020, nine incumbent directors have been nominated by the Board of Directors for reelection through the 2021 annual meeting.

A brief statement about the background and qualifications of each nominee is given above under “Our Board of Directors.” If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board, or our Board of Directors may determine to reduce the size of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE

“FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Proposal 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee appointed, and the Board of Directors ratified the appointment of, KPMG LLP, independent registered public accounting firm, to audit our financial statements as of and for the year ending December 31, 2020. The Board of Directors recommends that stockholders vote for the ratification of this appointment. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Board believes that the change would be in the best interests of CRC and its stockholders. If the stockholders vote against ratification, the Board of Directors will reconsider its selection.
KPMG LLP has served as our independent registered public accounting firm and audited our financial statements beginning with the fiscal year ended December 31, 2014.

Set forth below are the aggregate fees incurred by us for professional services rendered by KPMG LLP, the independent registered public accounting firm, for the years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees (1)	$2,193,000	$2,135,000
Audit-Related Fees (2)	967,200	737,480
Tax Fees	—	—
All Other Fees	—	—
Total	$3,160,200	$2,872,480

(1)

Audit Fees represent the aggregate fees for professional services provided in connection with the annual audit of our financial statements included in the Form 10-K and the reviews of our quarterly financial statements.

(2)	Audit-Related Fees are primarily for the audits of our benefit plans, other audits, consents, comfort letters and financial accounting consultation.

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Proposals Requiring Your Vote

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or, to the extent permitted by law, non-audit services) our independent registered accounting firm provides to us. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approved all services provided to CRC by our independent registered accounting firm in 2019 and 2018.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL 2 TO RATIFY THE APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM, KPMG LLP, FOR FISCAL 2020.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

Section 14A of the Securities Exchange Act of 1934, as amended, requires us to provide our stockholders with an advisory (nonbinding) vote on the compensation paid to our named executive officers (sometimes referred to as the “say-on-pay” proposal) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion set forth in this proxy statement. Accordingly, you may vote on the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion, is hereby approved.”

This vote is nonbinding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The Company last held a “say-on-frequency” vote in 2015, at which point our stockholders voted for, and the Board determined to hold, annual say-on-pay votes.  The Company plans to hold its next “say-on-frequency” vote at the 2021 annual meeting.

As described above in detail under the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program is designed to attract and retain talented executives and also to motivate our executives to achieve our designated goals and thereby create a successful company enhancing shareholder value. This advisory, nonbinding say-on-pay vote does not cover director compensation, which is also disclosed in the accompanying compensation tables.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” PROPOSAL 3 ON THE ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION.

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General Information

General Information

Voting Procedures

Record Date

At the close of business on March 9, 2020, the “Record Date” for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, there were 49,358,891 shares of common stock outstanding, each share of which is entitled to one vote. Common stock is the only class of our outstanding securities entitled to receive notice of and to vote at the Annual Meeting.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Todd A. Stevens and William E. Albrecht as your proxy holders (“Proxy Holders”) to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below.

Quorum and Discretionary Authority

The presence at the Annual Meeting of a majority of shares of our common stock issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum in order to transact business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

The Chairman of the Annual Meeting or, if directed by the Chairman of the Annual Meeting, a majority of the shares so represented, may adjourn the Annual Meeting from time to time, whether or not there is a quorum represented, and the Proxy Holders will vote the proxies they have been authorized to vote at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board of Directors have not been received, the Chairman of the meeting or the Proxy Holders may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

Our Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxies solicited by the Board of Directors will provide the Proxy Holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the Proxy Holders in accordance with the specification.

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General Information

How to Vote Shares Registered in Your Name

If you own shares that are registered in your own name, you are a “registered stockholder” and you may attend the Annual Meeting and vote in person. You also may vote by proxy without attending the Annual Meeting in any of the following ways:

BY INTERNET	BY TELEPHONE	IN PERSON	BY MAIL

You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, on May 5, 2020.

If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available after 11:59 p.m., Eastern Time, on May 5, 2020.

You may vote in person at the Annual Meeting by completing a ballot, which will be available at the Annual Meeting. Please note that attending the Annual Meeting without completing a ballot will not count as a vote.

If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the reply envelope provided.

For stockholders who have their shares voted by duly submitting a proxy by Internet, telephone or mail, the Proxy Holders will vote all shares represented by such valid proxies in accordance with the stockholders’ instructions. If a stockholder signs and mails a proxy card, but does not indicate how the Proxy Holders should vote, the Proxy Holders will vote in accordance with the Board of Directors’ recommendations as set forth above.

If you received more than one Notice of Internet Availability of Proxy Materials, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each Notice of Internet Availability of Proxy Materials that you receive in order for all of your shares to be voted at the Annual Meeting.

How to Vote Shares Held in “Street Name”

If you hold shares through a brokerage firm, trustee, bank, other financial intermediary or nominee (known as shares held in “street name”), you will receive from that broker, trustee, bank, financial intermediary or other nominee (the “intermediary”) a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the NYSE and you want to vote on any of the proposals to be submitted to a vote at the Annual Meeting (except as to Proposal 2), you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, the proxy submitted by the broker with respect to your shares will indicate that the broker is not able to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.” Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the broker or other intermediary so that your vote will be counted. Under NYSE rules, Proposal 2 is considered a “routine matter,” and thus a broker is permitted in its discretion to cast a vote on this proposal as to your shares in the event that you do not provide the broker with voting instructions.

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General Information

If you hold shares in street name and wish to vote your shares in person at the Annual Meeting, you must first obtain a valid proxy from the intermediary. To attend the Annual Meeting in person (regardless of whether you intend to vote your shares in person at the Annual Meeting), you should follow the instructions under “Attending the Annual Meeting in Person” below.

If you received more than one voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form that you receive in order for all of your shares to be voted at the Annual Meeting.

Revoking or Changing a Proxy

If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	voting again through the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 5, 2020;
•	requesting, completing and mailing in a new paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials;
•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or
•

submitting a written notice of revocation to the Corporate Secretary of California Resources Corporation at 27200 Tourney Road, Suite 200, Santa Clarita, California 91355 that is received no later than May 5, 2020.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with that entity’s procedures.

Required Vote and Method of Counting

Proposal 1. Election of Directors

We have adopted majority voting with respect to the uncontested election of directors to the Board of Directors. See “Majority Voting for Directors” below. The election of directors involves a matter on which a broker (or other nominee) does not have “discretionary” authority to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. In such case, a broker non-vote will occur. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the election of directors.

Proposal 2. Ratification of the Appointment of the Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on the matter at the Annual Meeting, is required to approve Proposal 2. Proposal 2 involves a matter on which a broker (or other nominee) does have “discretionary” authority to vote. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal in its discretion. With respect to Proposal 2, a vote of “ABSTAIN” will have the same effect as a vote “AGAINST.”

Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on the matter at the Annual Meeting, is required to approve the recommendations in Proposal 3. Such proposal involves matters on which a broker (or other nominee) does not have “discretionary” authority to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. In such case, a broker non-vote will occur. Broker non-votes are not considered and will have no effect on the outcome of

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General Information

Proposal 3. Abstentions are treated as present or represented and voting and will have the same effect as a vote “AGAINST.”

With respect to Proposal 3, while this vote is required by law, it will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” including the compensation tables that follow, which discusses in detail how our executive compensation program implements our compensation philosophy.

Majority Voting for Directors

We have adopted majority voting with respect to the uncontested election of directors to the Board of Directors. In accordance with our Bylaws, in order to be elected as a director, a director nominee must receive more votes cast “FOR” than “AGAINST” his or her election. Majority voting does not apply if the number of nominees for director exceeds the number of directors to be elected on or after the tenth day preceding the date we first mail the Notice of Annual Meeting, in which case directors shall be elected by a plurality of shares present in person or represented by proxy at the Annual Meeting.

Unless the election is by plurality vote as set forth above, if an incumbent nominee for director receives an equal or greater number of votes cast “AGAINST” than votes cast “FOR” his or her election, the nominee shall promptly tender his or her resignation to the Board of Directors. Such director resignation will become effective upon acceptance by the Board of Directors of such resignation based on any factors deemed relevant by the Board of Directors. The foregoing summary is qualified by the terms of our majority voting provision, which is included in our Bylaws.

Method and Cost of Soliciting and Tabulating Votes

The Board of Directors is providing these proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services. In addition, we will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to the beneficial owners of our stock, and we will reimburse them for postage and clerical expenses. We will bear the costs of the solicitation, including the cost of the preparation, assembly, printing and, where applicable, mailing of the Notice of Internet Availability of Proxy Materials, the Notice of the 2020 Annual Meeting of Stockholders, this proxy statement, the proxy card and any additional information furnished by us to our stockholders. In addition, we have hired Okapi Partners, LLC to assist us in soliciting proxies, which it may do by telephone or in person. We will pay Okapi Partners, LLC a fee of $7,500, plus expenses.

Attending the Annual Meeting in Person

Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, you must present a valid form of government-issued photo identification, such as a driver’s license or passport. In addition to such personal identification, you will need an admission ticket or proof of ownership of CRC stock to enter the Annual Meeting. If your shares are registered in your name, you will find an admission ticket attached to the notice regarding the internet availability of proxy materials or the proxy card sent to you. If your shares are held in street name with a broker, bank or other nominee, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

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General Information

No cameras, telephones, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

The Annual Meeting will be held at the Bakersfield Marriott at the Convention Center, located at 801 Truxtun Avenue, Bakersfield, California 93301.

Notice of Internet Availability of Proxy Materials

On March 24, 2020, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 9, 2020. The Notice of Internet Availability of Proxy Materials contained instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Stockholder Proposals and Director Nominations

Any stockholder who wishes to submit a proposal for inclusion in the proxy materials and for presentation at our 2021 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, stockholder proposals should be received by our Corporate Secretary at the address below not later than November 24, 2020.

For proposals that are not submitted for inclusion in our proxy statement under Rule 14a-8, as more specifically provided in our Bylaws, in order for nominations of persons for election to the Board of Directors or a proposal of any other business to be properly brought before the 2021 annual meeting of stockholders, it must be submitted in accordance with our Bylaws and must be received at our principal executive offices no earlier than the close of business on January 6, 2021 and not later than the close of business on February 5, 2021. Any such proposal must be an appropriate subject for stockholder action under applicable law and must comply with the notice requirements set forth in Section 2.9 of our Bylaws and should be sent in writing to:

California Resources Corporation
Attention: Corporate Secretary

27200 Tourney Road, Suite 200

Santa Clarita, California 91355

Detailed information for submitting recommendations for director nominees is available upon written request to our Corporate Secretary at the address listed above.

Householding of Proxy Materials

The SEC’s proxy rules permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials to those stockholders. This method of delivery, often referred to as “householding,” helps to reduce the amount of duplicative information that stockholders receive and lowers printing and mailing costs for companies.

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General Information

We are householding proxy materials for stockholders of record in connection with the Annual Meeting unless otherwise notified. We have been notified that certain intermediaries may household proxy materials as well. If you hold your shares of common stock through a broker, bank or other nominee that has determined to household proxy materials, only one set of proxy materials will be delivered to multiple stockholders sharing an address unless you notify your broker, bank or other nominee to the contrary.

We will promptly deliver you a separate copy of the proxy materials for the Annual Meeting if you so request by calling (866) 659-2647 or (718) 921-8124 (for international callers) or you may contact your broker, bank or other nominee to make a similar request.

Please contact us or your broker, bank or other nominee directly if you have questions or wish to receive separate copies of our proxy materials in the future. You should also contact us or your broker, bank or other nominee if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

2019 Annual Report

Our 2019 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC, is being furnished to our stockholders primarily via the Internet and mailed to all stockholders who have requested to receive paper copies of the proxy materials. The 2019 Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and the financial statement schedules, if any, but not including exhibits, is also available at http://www.astproxyportal.com/ast/20758 and a copy will be furnished at no charge to each person to whom a Notice of Internet Availability of Proxy Materials is delivered upon the request of such person to the following:

TELEPHONE:	888-Proxy-NA (888-776-9962) or 718-921-8562 (for international callers)
EMAIL:	help@astfinancial.com
WEBSITE:	https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

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 Annex A Reconciliation of Non-GAAP Measures and Other Information

Annex A

Reconciliation of Non-GAAP Measures and Other Information

Adjusted EBITDAX

The following tables present a reconciliation of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measure of adjusted EBITDAX and the calculation of adjusted EBITDAX margin:

($ in millions)	2019
Net income	$99
Interest and debt expense, net	383
Depreciation, depletion and amortization	471
Exploration expense	29
Unusual, infrequent and other items	98
Other non-cash items	62
Adjusted EBITDAX (A)	$1,142

Net cash provided by operating activities	$676
Cash interest	439
Exploration expenditures	18
Working capital changes	8
Other, net	1
Adjusted EBITDAX (A)	$1,142
Adjusted EBITDAX margin ($ in millions)	2019
Total revenues	$2,634
Non-cash derivative loss	170
Adjusted revenues (B)	$2,804
Adjusted EBITDAX Margin (A)/(B)	41%

We define adjusted EBITDAX as earnings before interest expense; income taxes; depreciation, depletion and amortization; exploration expense; other unusual, out-of-period and infrequent items; and other non-cash items. Our management believes adjusted EBITDAX provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry, the investment community and our lenders. While adjusted EBITDAX is a non-GAAP measure, the amounts included in the calculation of adjusted EBITDAX were computed in accordance with GAAP. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP. A version of this measure is a material component of certain of our financial covenants under our 2014 revolving credit facility and is provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP.

Reserve Replacement Ratio

The organic reserve replacement ratio is calculated for a specified period using the proved oil-equivalent additions from extensions and discoveries, improved recovery, and net performance related revisions, divided by oil-equivalent production. There is no guarantee that historical sources of reserves additions

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 Annex A Reconciliation of Non-GAAP Measures and Other Information

will continue as many factors that are fully or partially outside management’s control, including commodity prices, availability of capital and the underlying geology, affect reserves additions. Management uses this measure to gauge the results of its capital program. Other oil and gas producers may use different methods to calculate replacement ratios, which may affect comparability.

2019
Organic proved reserves added – MMBoe
Extensions and discoveries	33
Improved recovery	3
Revisions related to performance	16
Total (A)	52
Production in 2019 – MMBoe (B)	47
Organic reserve replacement ratio (A)/(B)	111%

Finding and Development Costs

We believe that reporting our finding and development costs can aid investors in their evaluation of our ability to add proved reserves at a reasonable cost but is not a substitute for required GAAP disclosures. Various factors, primarily timing differences and effects of commodity price changes, can cause finding and development costs associated with a particular period’s reserves additions to be imprecise. For example, we will need to make more investments in order to develop the proved undeveloped reserves added during the year and any future revisions may change the actual measure from that presented above. In addition, part of the 2019 costs were incurred to convert proved undeveloped reserves from prior years to proved developed reserves. In our calculations, we have not estimated future costs to develop proved undeveloped reserves added in 2019 or removed costs related to proved undeveloped reserves added in prior periods. Our calculations of finding and development costs may not be comparable to similar measures provided by other companies.

We calculate organic finding and development costs by dividing the costs incurred for the year from the capital program, excluding the increase in asset retirement costs substantially due to new idle well regulations issued in the first quarter of 2019 by the amount of oil-equivalent proved reserves added in the same year from improved recovery, extensions and discoveries, and net performance-related revisions.

2019
Organic finding and development costs – in millions (A)	$455
Organic proved reserves added – MMBoe (B)	52
Organic finding and development costs $/Boe (A)/(B)	$8.75

Free Cash Flow

Management uses free cash flow, which is defined by us as net cash provided by operating activities less capital investments, as a measure of liquidity. The following table presents a reconciliation of our net cash provided by operating activities to free cash flow.

($ in millions)	2019
Net cash provided by operating activities	$676
Capital investments	(455)
Free cash flow	$221
BSP funded capital	48
Free cash flow, after internally funded capital	$269

CALIFORNIA RESOURCES CORPORATION   A-2

CALIFORNIA
RESOURCES
CORPORATION

CALIFORNIA
RESOURCES CORPORATION

CRC.com | PoweringCalifornia.com

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California Resources Corporation crc.com PoweringCalifornia.com This Proxy Statement is printed on Forest Stewardship Council®-Certified paper that contains wood from well-managed forests and other responsible sources.® MIX  Paper from responsible sources FCS C132107 FSC www.fac.org® UFCW888

ANNUAL MEETING OF STOCKHOLDERS OF CALIFORNIA RESOURCES CORPORATION May 6, 2020 PROXY VOTING INSTRUCTIONS INTERNET – Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON – You may vote your shares in person by attending the Annual Meeting. See Admission Ticket on reverse side. GO GREEN – e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.co/ast/20758 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 050620 THE BOARD OF DIRECTORS REOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. X 1. Election of nine director nominees: FOR AGAINST ABSTAIN William E. Albrecht Justin A. Gannon Harry T. McMahon Richard W. Moncrief Avedick B. Poladian Anita M. Powers Laurie A. Siegel Robert V. Sinnott Todd A. Stevens To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: FOR AGAINST ABSTAIN 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. 3. Advisory vote to approve named executive officer compensation. 4. To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director in Proposal 1, and “FOR” Proposals 2 and 3. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET If you plan to attend the annual meeting of stockholders, you will not be admitted to the meeting without valid government-issued photo identification (such as a driver’s license or passport) and this admission ticket or other proof of stock ownership as of March 9, 2020, the record date. 0 CALIFORNIA RESOURCES CORPORATION Proxy for Annual Meeting of Stockholders on May 6, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Todd A. Stevens and William E. Albrecht as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of California Resources Corporation held of record by the undersigned at the close of business on March 9, 2020 at the Annual Meeting of Stockholders to be held Wednesday, May 6, 2020 at 11:00 a.m. Pacific Time at the Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301, and at any adjournment thereof. (Continued and to be signed on the reverse side.) 1.1 14475